United states securities and exchange commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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QUIKSILVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 APPROVAL OF AMENDMENT AND RESTATEMENT OF 2000 STOCK INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION GRANTS IN LAST FISCAL YEAR
COMPANY STOCK PRICE PERFORMANCE
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
NOMINATIONS AND STOCKHOLDER PROPOSALS
COMMUNICATIONS WITH DIRECTORS
ANNUAL REPORT
OTHER MATTERS

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 16, 2007

To The Stockholders of Quiksilver, Inc.:

Please take notice that the Annual Meeting of Stockholders of Quiksilver, Inc. (the “Company”) will be held at the Company’s headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 16, 2007, at 10:00 a.m. local time, for the following purposes:

1. To elect ten directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To consider and vote upon a proposal to approve the amendment of the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for purchase under the plan by 900,000 shares;

3. To consider and vote upon a proposal to approve the Company’s amendment and restatement of the 2000 Stock Incentive Plan to, among other things, (i) increase the number of shares of the Company’s common stock reserved for issuance under the plan by 2,000,000 shares, (ii) authorize a restricted stock program and a restricted stock unit program, (iii) eliminate the Salary Investment Option Grant and Director Fee Option Grant Programs currently authorized under the plan, (iv) eliminate the financing provisions previously available under the plan, (v) restructure the Automatic Option Grant Program in effect for non-employee Board members, and (vi) effect various technical and clarifying revisions to facilitate the administration of the plan; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

At the Annual Meeting, the Board of Directors intends to present Douglas K. Ammerman, William M. Barnum, Jr., Laurent Boix-Vives, Charles E. Crowe, Charles S. Exon, Michael H. Gray, Timothy M. Harmon, Bernard Mariette, Robert B. McKnight, Jr., and Heidi J. Ueberroth as nominees for election to the Board of Directors.

Only stockholders of record on the books of the Company at the close of business on January 31, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board and
Chief Executive Officer

Huntington Beach, California
February 16, 2007

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUIKSILVER, INC.
15202 Graham Street
Huntington Beach, California 92649

ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 16, 2007

PROXY STATEMENT

General

The enclosed proxy is solicited by the Board of Directors of Quiksilver, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Friday, March 16, 2007, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. This Proxy Statement and form of proxy are being mailed to the Company’s stockholders on or about February 20, 2007.

Voting; Quorum; Abstentions and Broker Non-Votes

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. Only holders of record of the 124,297,459 shares of the Company’s common stock outstanding at the close of business on January 31, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on January 31, 2007.

The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by “broker non-votes” (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Proposal 2 and Proposal 3 require the approval of a majority of the shares of voting stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposals. Therefore, abstentions as to Proposal 2 and Proposal 3 will have the same effect as votes against such proposals. Broker non-votes as to Proposal 2 and Proposal 3, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

Proxies

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote FOR the election of the nominees to the Board of Directors listed in the proxy, FOR the approval of the amendment of the 2000 Employee Stock Purchase Plan, FOR the approval of the amendment and restatement of the 2000 Stock Incentive Plan and as to any other business which may properly come before the meeting, in accordance with their best judgment.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

Solicitation

The cost of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company’s common stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company’s regular employees who will not receive additional compensation for the solicitation. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Stock Splits

In May 2005, the Company implemented a two-for-one stock split by issuing as a dividend one additional share of common stock for each share of Company common stock held. All share amounts and prices per share reflected in this Proxy Statement have been appropriately adjusted to reflect this split.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The Company’s Bylaws provide that the number of directors constituting the Board of Directors shall be determined by resolution of the Board. The number of directors currently authorized is ten.

Of the ten nominees for election to the Board of Directors, all are currently serving as directors of the Company. Unless individual stockholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the ten nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company’s Board of Directors. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors.

The following sets forth certain information concerning nominees for directors of the Company as of January 31, 2007:

Name	Age	Director Since	Positions with the Company

Douglas K. Ammerman	55	2005	Director
William M. Barnum, Jr.	52	1991	Director
Laurent Boix-Vives	80	2005	Director
Charles E. Crowe	51	1980	Director
Charles S. Exon	57	2005	Executive Vice President, Secretary, General Counsel, and Director
Michael H. Gray	55	1991	Director
Timothy M. Harmon	54	2005	Director
Bernard Mariette	44	2001	President and Director
Robert B. McKnight, Jr.	53	1976	Chief Executive Officer and Chairman
Heidi J. Ueberroth	41	2006	Director

Douglas K. Ammerman began his career in 1973 with the public accounting firm of Peat, Marwick, Mitchell (now KPMG). He was admitted to the KPMG partnership in 1984 and formally retired from KPMG in 2002. Mr. Ammerman is a Certified Public Accountant and has a Masters Degree in Business Taxation from the University of Southern California. Mr. Ammerman currently serves on the board of directors of Fidelity National Financial, Inc., a title insurance company.

William M. Barnum, Jr. currently serves as a director of several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with M.B.A. and J.D. degrees. Mr. Barnum also serves on the board of directors of Zumiez, Inc., an action sports specialty retailer.

Laurent Boix-Vives served as the Chairman of the Board of Directors and Chief Executive Officer of Skis Rossignol S.A., a winter sports and golf equipment manufacturer, from 1955 until the Company’s acquisition of Rossignol in July 2005. Mr. Boix-Vives currently serves as the Chairman of the Board of Directors of Roger Cleveland Golf Company, Inc., a majority-owned subsidiary of the Company. The Company agreed to nominate Mr. Boix-Vives to its Board of Directors in connection with its acquisition of Rossignol in July 2005.

Charles E. Crowe served as a Vice President of the Company prior to his resignation in February 1993. Prior to 1981, Mr. Crowe was employed by Bateman Eichler, Hill Richards, Incorporated, an investment bank and brokerage firm. Mr. Crowe currently manages several private investments and has been involved in such activities since his resignation from the Company in 1993. Mr. Crowe graduated from the University of California, Santa Barbara, with a B.A. degree in Economics.

Charles S. Exon has served as Executive Vice President, Business & Legal Affairs, Secretary and General Counsel of the Company since August 2000. Prior to joining the Company, Mr. Exon practiced law, the last seven years as a partner with the firm of Hewitt & McGuire, LLP. Mr. Exon received a B.A. degree in English from the University of Missouri, a M.A. degree in Communications from Stanford and a J.D. degree from the University of Southern California.

Michael H. Gray has been President of Sweet Life Enterprises, a specialty food services company, since 1991. Mr. Gray was formerly President of St. John Knits, Inc., a women’s clothing company, from 1986 to 1991, where he was employed beginning in 1971. Mr. Gray graduated from Long Beach State University with a degree in Business Administration.

Timothy M. Harmon served as President and Chief Merchandising Officer of Pacific Sunwear of California, Inc., a specialty apparel retailer, from October 1997 until July 2005 and in various other senior-level executive-merchandising positions from 1991 to 1997. Prior to joining Pacific Sunwear, Mr. Harmon served in various merchandising positions at Wide-World MTV Sportswear, Chauvin International, Anchor Blue and several department stores. Mr. Harmon received a Bachelor of Science in Mathematics and Economics from the State University of New York at Buffalo.

Bernard Mariette has served as President of the Company since October 2001 and as President Director General, Quiksilver Europe since March 2000. He previously served as Vice President Director General, Quiksilver Europe from 1994 to 2000. Before joining the Company, Mr. Mariette was Deputy General Manager of Timberland, France and Spain, and held various senior management positions with L’Oreal. Mr. Mariette has a B.S. degree in Accounting and an M.A. degree in Marketing and Finance from Montpellier University (France) and an M.B.A. in International Business from Bradford University (UK).

Robert B. McKnight, Jr. was a co-founder of the Company in 1976, served as President from 1979 through July 1991 and has served as Chairman of the Board and Chief Executive Officer since August 1991. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California.

Heidi J. Ueberroth currently serves as the President, Global Marketing Partnerships and International Business Operations for the National Basketball Association.. Prior to her promotion to that position in July 2006, Ms. Ueberroth served as Executive Vice President Global Media Properties and Marketing Partnerships for more than six years. Ms. Ueberroth joined the NBA in 1994 and has led the NBA’s global television and media distribution division since 1996. Prior to joining the NBA, she was a Director of Sales and Programming for ESPN and for Ohlmeyer Communications. Ms. Ueberroth graduated from Vanderbilt University with a Bachelor of Arts degree.

Corporate Governance

Pursuant to Delaware law and the Company’s Bylaws, the Company’s business and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has three standing committees:

•	The Audit Committee;

•	The Compensation Committee; and

•	The Nominating and Governance Committee.

Copies of the written charters for these committees, as well as the Company’s Corporate Governance Guidelines, its Code of Ethics for Senior Financial Officers and its Code of Business Conduct and Ethics are available on the Company’s website located at www.quiksilverinc.com, and can be found under the “Investor Relations” and “Corporate Governance” links. Copies are also available in print, free of charge, by writing to Investor Relations, Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. The Company may post amendments to, or waivers of, the provisions of the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics, if any, on its website. Please note, however, that the information contained on the Company’s website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

The Board has determined that all of the director nominees other than Messrs. Boix-Vives, McKnight, Mariette and Exon, including those who serve on the Audit, Compensation and Nominating and Governance Committees, are “independent” under the listing standards of the New York Stock Exchange, as well as in the assessment of the Board, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based this determination primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.

Board Committees and Meetings

The Board of Directors held eight meetings during the fiscal year ended October 31, 2006. Each incumbent director, except Mr. Boix-Vives, attended at least 75% of the total number of meetings of the Board of Directors and of Board of Director committees on which that director served which were held during the period for which he or she was a director. Members of the Board and its committees also consulted informally with management from time to time and acted by written consent without a meeting.

Audit Committee.  The Charter for the Audit Committee of the Board of Directors is available on the Company’s website, and also attached as Appendix A to this Proxy Statement. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement. The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange. The current members of the Audit Committee are Messrs. Ammerman, Barnum, Crowe and Gray, all of whom are “independent” under the current NYSE listing standards and SEC rules regarding audit committee membership. Although more than one member of the committee is believed to qualify as an audit committee financial expert, the Board has designated Mr. Ammerman as that expert.

The Audit Committee assists the Board of Directors in discharging its responsibilities to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The Audit Committee is also responsible for producing an Audit Committee Report for inclusion in the Company’s Proxy Statement. The Audit Committee held six meetings during the fiscal year ended October 31, 2006.

Compensation Committee.  The Charter for the Compensation Committee of the Board of Directors is available on the Company’s website. The Charter requires that the Compensation Committee be comprised of at least two members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange. The current members of the Compensation Committee are Messrs. Ammerman, Barnum, and Gray, all of whom are “independent” under the current NYSE listing standards.

The Compensation Committee assists the Board of Directors in discharging its responsibilities in respect of compensation of the Company’s executive officers and directors, including, among other things, annual salaries and bonuses, stock options and other incentive compensation arrangements. In addition, it administers the Company’s 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan, Annual Incentive Plan, Long-Term Incentive Plan, and the 2006 Restricted Stock Plan. The Compensation Committee is also responsible for producing a Compensation Committee Report for inclusion in the Company’s Proxy Statement. The Compensation Committee held eight meetings during the fiscal year ended October 31, 2006.

Nominating and Governance Committee.  The Charter for the Nominating and Governance Committee of the Board of Directors is available on the Company’s website. The Charter requires that the Nominating and Governance Committee be comprised of at least two members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange. The current members of the Nominating and Governance Committee are Messrs. Ammerman, Barnum, Gray and Harmon, all of whom are “independent” under the current NYSE listing standards.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the full Board of Directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. The committee believes that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s stockholders. In considering candidates for directors, the committee takes into account a number of factors, including the following:

(i) independence under applicable listing standards; (ii) relevant business experience; (iii) judgment, skill, integrity and reputation; (iv) number of other boards on which the candidate serves; (v) other business and professional commitments; (vi) potential conflicts of interest with other pursuits; (vii) whether the candidate is a party to any action or arbitration adverse to the Company; (viii) financial and accounting background to enable the committee to determine whether the candidate would be suitable for Audit Committee membership or quality as an “audit committee financial expert;” (ix) executive compensation background, to enable the committee to determine whether a candidate would be suitable for Compensation Committee membership; and (x) the size and composition of the existing Board.

In addition, candidates must be willing and able to devote the required amount of time to Company business. In evaluating candidates, the committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee will consider qualified candidates for directors suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write the Company’s Corporate Secretary and include: (i) the stockholders’ name and contact information; (ii) a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee; (iii) the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board size and composition, sufficient to enable the committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; and (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate. In connection with its evaluation, the committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Corporate Secretary at the Company’s principal executive offices not later than the 120th calendar day before the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting.

Before nominating a sitting director for re-election at an annual meeting, the committee will consider the director’s performance on the Board and whether the director’s re-election will be consistent with the Company’s Corporate Governance Guidelines.

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable for a director. The committee may also ask the candidate to meet with management. If the committee believes the candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

In addition to the above, the Nominating and Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing the evaluation of the Board of Directors and management. The Nominating and Governance Committee held two meetings during the fiscal year ended October 31, 2006.

All of the nominees for director set forth in this Proxy Statement are either executive officers of the Company, or standing for re-election, with the exception of Ms. Ueberroth who was appointed to the Company’s Board in December 2006. Ms. Ueberroth was recommended to the Board by one of the Company’s non-management directors.

Executive Sessions.  Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not Company officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by a “Presiding Independent Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the Board. Mr. Gray is currently designated as the Presiding Independent Director.

Director Compensation

Director Fees.  Effective November 1, 2006, the Board of Directors approved the following non-employee director cash compensation arrangements: Each non-employee director receives an annual cash retainer of $50,000 to serve on the Board of Directors. The Chair of the Audit Committee receives an additional annual cash retainer of $30,000 and the Chair of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual cash retainer of $20,000. In addition, each non-employee director receives an additional cash retainer of $15,000 per committee membership, excluding Chairs. Non-employee directors also receive an annual allowance of up to $2,000 to purchase apparel and other Company products at wholesale prices. Non-employee directors are not paid any meeting attendance fees. Directors are reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service as a director.

Prior to the changes in non-employee director cash compensation effected November 1, 2006, each non-employee director received an annual retainer of $20,000 to serve on the Board of Directors, unless they were chairman of a committee of the Board, in which case their annual retainer was $25,000. In addition, non-employee directors received an attendance fee of $2,000 for each meeting of the Board of Directors personally attended, and $1,000 for each meeting of the Board of Directors attended telephonically. Non-employee directors also received $2,000 for each meeting of a committee of the Board of Directors attended telephonically or in person. Non-employee directors also received the same $2,000 allowance for purchase of Company products and the same reimbursement for travel and other out-of-pocket expenses as under the revised non-employee director cash compensation program set forth above.

Directors who are also employees of the Company receive no additional compensation for their services as directors.

Equity Awards.  The 2000 Stock Incentive Plan (the “2000 Plan”) provides that each non-employee director is automatically granted an option to purchase 60,000 shares of Company common stock when he or she first becomes a member of the Board of Directors, and such stock options vest over a three year period in equal annual installments. Each non-employee director also receives an annual stock option grant to purchase 20,000 shares under the 2000 Plan, and such stock options are immediately vested. The annual stock option grant occurs upon re-election of the director at each annual meeting of the stockholders, provided that such director has been on the Board of Directors for a minimum of six (6) months. The shares subject to each option grant will immediately vest upon the director’s death or permanent disability or an acquisition of the Company (whether by merger, asset sale or sale of stock by the stockholders). Options granted under the 2000 Plan (i) are granted with an exercise price equal to the fair market value of the stock on the date of the grant, and (ii) expire on the earlier of ten years from the date of grant or 12 months after a director’s termination from the Board of Directors. On December 1, 2005, upon their appointment to the Board of Directors, Messrs. Harmon and Boix-Vives each received a stock option grant to purchase 60,000 shares of common stock, at a per share exercise price of $12.06, pursuant to the automatic grant provisions of the 2000 Plan. In addition, on March 24, 2006, the Company granted stock options to purchase 20,000 shares of common stock at a per share exercise price of $13.58 to each of Messrs. Ammerman, Barnum, Crowe, Gray and Riboud, a director of the Company at the time, pursuant to the automatic grant provisions of the 2000 Plan.

If stockholders approve the proposed amendment and restatement of the 2000 Plan as described under Proposal 3, the annual automatic option grants to continuing non-employee directors described above will be reduced and automatic restricted stock awards will be made to continuing non-employee directors. Additional information regarding these revised annual automatic grants and awards to non-employee directors, as well as the revised initial equity awards to new non-employee directors, is included in this Proxy Statement under the heading “Proposal 3: Approval of Amendment and Restatement of the 2000 Stock Incentive Plan — Director Automatic Grant Program.”

In December 2006, the Compensation Committee suspended the initial 60,000-share automatic option grant with respect to new non-employee directors in light of its intent to submit Proposal 3 to the Company’s stockholders at this Annual Meeting. As a result, Heidi J. Ueberroth did not receive such grant upon her appointment to the Board in December 2006.

None of the Company’s directors received compensation from the Company in connection with any other arrangement during the fiscal year ended October 31, 2006, except for the Company’s directors that are also employees and Mr. Boix-Vives. The material terms of such employee directors’ employment agreements are set forth below under the heading “Employment Arrangements.” In addition, Mr. Boix-Vives will receive compensation pursuant to certain consulting and shareholders agreements in which the Company or its subsidiaries is a party. The compensation payable pursuant to such consulting and shareholders agreements are set forth below under “Certain Relationships and Related Transactions.”

Director Attendance at Annual Meetings

The Company typically schedules a Board meeting in conjunction with its annual meeting of stockholders and expects that the Company’s directors will attend, absent a valid reason. Last year eight directors attended the Company’s annual meeting of stockholders.

Proposal

At the Annual Meeting, stockholders will be asked to elect ten directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of all outstanding shares of the Company’s common stock present or represented by proxy and entitled to be voted, shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL 2

APPROVAL OF AMENDMENT OF THE
EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve an amendment of the Quiksilver, Inc. Employee Stock Purchase Plan (the “Purchase Plan”), to increase the number of shares of the Company’s common stock reserved for purchase under the Purchase Plan by 900,000 shares. The Compensation Committee of the Board of Directors and the full Board of Directors each approved this amendment, subject to stockholder approval at the Annual Meeting.

The proposed amendment will assure that a sufficient reserve of common stock is available for purchase under the Purchase Plan in order to allow the Company to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire common stock in the Company through participating in a payroll-deduction based employee stock purchase program designed to operate in compliance with Section 423 of the Internal Revenue Code (the “Code”).

The following is a summary of the principal features of the Purchase Plan. The summary does not purport to be a complete description of all the provisions of the amended Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan documents may do so without charge upon written request to Investor Relations, Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649, or may access the documents from the SEC’s web site at www.sec.gov.

Administration

The Purchase Plan is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for the proper plan administration and to interpret the provisions of the Purchase Plan. The Board of Directors may exercise the Committee’s powers and duties under the Purchase Plan.

Share Reserve

A total of 900,163 shares of common stock are authorized for purchase over the remaining term of the Purchase Plan. The foregoing share reserve includes the additional increase of 900,000 shares for which stockholder approval is sought under this Proposal. Stockholder approval is required for any increase in the number of shares authorized for purchase under the Purchase Plan.

Offering Periods

Under the Purchase Plan, shares are issued through a series of successive offering periods, each of approximately six months duration. Each participant is granted a separate option to purchase shares of common stock for each offering period in which he or she participates. Options under the Purchase Plan are granted on the first business day in July and January of each year and are automatically exercised on the last business day in the immediately succeeding December and June, respectively of each year. Each option entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the offering period by the purchase price in effect for such period.

Eligibility

Any individual who customarily works for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating affiliate is eligible to participate in one or more offering periods. An eligible employee may only join an offering period on the start date of that period.

Participating affiliates include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the Purchase Plan to their eligible employees.

As of January 31, 2007, five executive officers and approximately 2,985 other employees were eligible to participate in the Purchase Plan.

Purchase Provisions

Each participant in the Purchase Plan may authorize periodic payroll deductions in any multiple of one percent (1%) of his or her cash earnings, up to a maximum of fifteen percent (15%). A participant may not increase his or her rate of payroll deduction for an offering period after the start of that period, but he or she may decrease the rate once per offering period.

On the last business day of each offering period, the accumulated payroll deductions of each participant is automatically applied to the purchase of whole shares of common stock at the purchase price in effect for that period.

Purchase Price

The purchase price per share at which common stock is purchased on the participant’s behalf for each offering period is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of the Company’s common stock on the start date of that offering period or (ii) the fair market value per share of the Company’s common stock on the last day of that offering period.

Valuation

The fair market value per share of common stock on any relevant date will be the closing selling price per share on such date on the New York Stock Exchange. On January 31, 2007, the fair market value per share determined on such basis was $14.21.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding options or purchase rights) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No purchase right granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such purchase right is granted) for each calendar year.

•	No participant may purchase more than 1,000 shares of common stock on any one purchase date.

•	The maximum number of shares of common stock in the aggregate that all participants purchase on any one purchase date may not exceed 100,000 shares.

The Plan Administrator has the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the 1,000-share and 100,000-share limitations to be in effect for the number of shares purchasable per participant or in the aggregate by all participants on each purchase date during that offering period.

Termination of Purchase Rights

A participant’s purchase right immediately terminates upon such participant’s loss of eligible employee status, and his or her accumulated payroll deductions for the offering period in which the purchase right terminates are promptly refunded. A participant may withdraw from an offering period at any time prior to the end of that period and elect to have his or her accumulated payroll deductions for the offering period in which such withdrawal occurs either refunded or applied to the purchase of shares of common stock on the next purchase date.

Stockholder Rights

No participant has any stockholder rights with respect to the shares of common stock covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase right will be assignable or transferable and will be exercisable only by the participant.

Acquisition

Should the Company be acquired by merger or asset sale during an offering period, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to eight-five percent (85%) of the lower of (i) the fair market value per share of the Company’s common stock on the start date of that offering period or (ii) the fair market value per share of the Company’s common stock immediately prior to such acquisition. The limitation on the maximum number of shares purchasable in the aggregate on any on purchase date will not apply to the share purchases effected in connection with the acquisition.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the class and/or maximum number of securities issuable under the Purchase Plan, including the class and/or maximum number of securities issuable per participant or in the aggregate on any one purchase date, and (ii) the class and/or maximum number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) December 31, 2009, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company.

The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan, except in connection with certain changes in the Company’s capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Stock Purchases

The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock purchased by such individuals between November 1, 2005 and October 31, 2006 under the Purchase Plan, together with the weighted average purchase price per share.

Stock Purchase Transactions

	Number of	Weighted Average
Name	Shares	Purchase Price

Robert B. McKnight, Jr.	—	$—
Chairman of the Board and Chief Executive Officer
Bernard Mariette	—	$—
President
Charles S. Exon	—	$—
Executive Vice President, Business & Legal Affairs, Secretary and General Counsel
Steven L. Brink	—	$—
Chief Financial Officer and Treasurer
David H. Morgan	—	$—
Executive Vice President, Global Finance and Operations
All current executive officers as a group (5 persons)	—	$—
All employees, including all current officers who are not executive officers, as a group (approximately 2,985 persons)	219,093	$10.88

Federal Income Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company in connection with the grant or exercise of an outstanding purchase right.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which such shares were acquired and more than one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary incoming in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of his death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Under current accounting rules, shares purchased pursuant to the Purchase Plan result in compensation expense that is recognized in the Company’s reported earnings. To determine the compensation expense, shares purchased pursuant to the Purchase Plan are valued using the Black-Scholes option-pricing model, and an estimate of the “look-back” value of the shares acquired pursuant to the Purchase Plan. This compensation expense is then recognized over each applicable offering period.

Proposal

At the Annual Meeting, stockholders will be asked to approve the amendment of the Purchase Plan to increase the number of shares of common stock reserved for purchase under the Purchase Plan by 900,000 shares. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company’s common stock present or represented by proxy at the Annual Meeting and entitled to be voted on the Proposal. The Board of Directors recommends a vote “FOR” the Proposal.

PROPOSAL 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF
2000 STOCK INCENTIVE PLAN

The Company’s stockholders are being asked to approve an amendment and restatement of the Quiksilver, Inc. 2000 Stock Incentive Plan (the “2000 Plan”), that will effect the following changes:

(i) Increase the number of shares of the Company’s common stock reserved for issuance under the 2000 Plan by 2,000,000 shares;

(ii) Authorize a restricted stock program and a restricted stock unit program under the 2000 Plan that will provide for discretionary awards of restricted stock and restricted stock units that vest upon the satisfaction of specified service requirements, the attainment of designated performance goals and/or other criteria;

(iii) Eliminate the Salary Investment Option Grant and Director Fee Option Grant Programs currently authorized under the 2000 Plan;

(iv) Eliminate the financing provisions previously available under the 2000 Plan that allowed individuals to exercise their options or otherwise acquire shares of common stock by delivering promissory notes to the Company;

(v) Restructure the Automatic Option Grant Program in effect for new and continuing non-employee Board members to:

(a) reduce the number of shares of common stock that will be subject to the stock option grants made to each non-employee Board member at each annual meeting of stockholders from 20,000 shares to 7,500 shares, and provide that such stock options will expire seven years from the date of grant, instead of ten years under the current program,

(b) provide for the award of 5,000 shares of restricted stock to each non-employee Board member at each annual meeting of stockholders, vesting over a three year period, beginning with this Annual Meeting, provided that such individual has served as a non-employee director for at least six months, except that all non-employee directors will receive such restricted stock award at this Annual Meeting, as well as the automatic stock option grant of 7,500 shares (subject to stockholder approval), without regard to the duration of the non-employee Board member’s prior Board service,

(c) eliminate the initial grant of stock options to acquire 60,000 shares of common stock to newly appointed or elected non-employee Board members,

(d) provide for the grant of fully-vested stock options to purchase 7,500 shares of common stock and the award of 5,000 shares of restricted stock, vesting over a three year period, to newly appointed or elected non-employee Board members first appointed or elected, and

(vi) Effect various technical and clarifying revisions to facilitate the administration of the 2000 Plan.

The Compensation Committee of the Board of Directors and the full Board of Directors each approved this amendment and restatement of the 2000 Plan on February 16, 2007, subject to stockholder approval at the Annual Meeting.

The proposed amendment and restatement will assure that a sufficient reserve of common stock remains available for issuance under the 2000 Plan and provide the Company with more flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, such as restricted stock and restricted stock units. The proposed amendment and restatement will accordingly allow the Company to utilize various equity incentives to attract and retain the services of key individuals and other personnel essential to the Company’s long-term growth and financial success. In addition, the proposed revisions to the Automatic Option Grant Program, together with the new cash compensation program that the Company has implemented for non-employee Board members (as summarized under the heading “Proposal 1: Election of Directors — Director Compensation”) are essential to the Company’s continuing efforts to attract and retain qualified and experienced individuals to serve as members of the Company’s Board.

Should stockholder approval of this Proposal not be obtained, the 2000 Plan will continue in effect, and grants of stock options will continue to be made under the 2000 Plan until all the shares available for issuance under the 2000 Plan have been issued.

The following is a summary of the principal features of the 2000 Plan, as amended and restated, which is filed as Appendix B to this Proxy Statement. The summary does not purport to be a complete description of all the provisions of the amended and restated 2000 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan documents may do so without charge upon written request to Investor Relations, Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649, or may access the documents from the SEC’s web site at www.sec.gov. The 2000 Plan serves as the successor to the Company’s 1996 Stock Option Plan, 1998 Nonemployee Directors’ Stock Option Plan, 1995 Nonemployee Directors’ Stock Option Plan, and 1992 Nonemployee Directors’ Stock Option Plan (collectively, the “Predecessor Plans”) which were terminated in connection with the adoption of the 2000 Plan. All options outstanding under the Predecessor Plans at the time of termination were transferred to the 2000 Plan.

Equity Incentive Programs

As part of the February 16, 2007 amendment and restatement, the Salary Investment Option Grant and Director Fee Option Grant Programs authorized under the 2000 Plan have been eliminated. Neither the Salary Investment Option Grant nor Director Fee Option Grant Programs were ever implemented by the Company. The 2000 Plan, as amended and restated, now consists of four (4) separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Restricted Stock Program; (iii) a Restricted Stock Unit Program; and (iv) a Director Automatic Grant Program. The principal features of these programs are described below.

The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to option grants, stock appreciation rights, restricted stock and restricted stock unit awards (“Equity Awards”) made to executive officers and non-employee Board members and also has the authority to make Equity Awards under those programs to all other eligible individuals.

However, any Equity Awards made to members of the Compensation Committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the Board. Additionally, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make Equity Awards under those three programs to individuals other than executive officers and non-employee Board members. Neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program will be made in strict compliance with the express provisions of that program. The term “Plan Administrator,” as used in this summary, will mean the Compensation Committee or any secondary committee appointed by the Board, to the extent such committee is acting within the scope of its administrative jurisdiction under the 2000 Plan.

No Repricing

The exercise price of outstanding options may not be reset, and new grants or awards may not be made in exchange for the cancellation of outstanding options without stockholder approval.

Share Reserve

From the inception of the 2000 Plan through January 31, 2007, a total of 33,444,836 shares of common stock have been reserved for issuance under the 2000 Plan. The foregoing share reserve includes the number of shares carried over from the Predecessor Plans and the additional increase of 2,000,000 shares for which stockholder approval is sought under this Proposal. However, subject to adjustment for certain changes in the Company’s capitalization, the maximum number of shares of common stock that may be reserved for issuance pursuant to restricted stock and restricted stock unit awards under the 2000 Plan is 800,000. Stockholder approval is required for any increase in the number of shares authorized for issuance under the 2000 Plan.

As of January 31, 2007, 18,205,574 shares of common stock were subject to outstanding options under the 2000 Plan, and 504,840 shares of common stock remained available for future grants or awards under the 2000 Plan. Other than 200,000 shares of common stock available for award under the Company’s 2006 Restricted Stock Plan, no shares of common stock remain available for future Equity Awards under any Company plans, except the 2000 Plan. Approval of this Proposal will increase the shares of common stock available for future grants or awards under the 2000 Plan to 2,504,840 shares. Options for a total of 18,320,274 shares were outstanding under all Company plans, including the 2000 Plan, as of January 31, 2007, with a weighted average exercise price of $9.09 per share and a weighted average life of 6.29 years. There were 800,000 unvested shares of restricted stock outstanding under the Company’s 2006 Restricted Stock Plan as of January 31, 2007. There were no other shares of restricted stock and no restricted stock units outstanding under any Company plan.

No participant in the 2000 Plan may receive Equity Awards for more than 800,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a re-approval of the 800,000 share-limitation for purposes of Section 162(m) of the Code. This share-limitation will assure that any deductions to which the Company would otherwise be entitled, either upon the exercise of stock options granted under the Discretionary Option Grant Program with an exercise price per share equal to the fair market value per share of the common stock on the grant date, or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m). In addition, shares issued under the Restricted Stock and Restricted Stock Unit Programs may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares or units is approved by the Compensation Committee and the vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of those programs.

The shares of common stock issuable under the 2000 Plan may be drawn from shares of the Company’s authorized but unissued common stock or from shares of common stock reacquired by the Company, including shares repurchased on the open market.

Shares subject to any outstanding Equity Award under the 2000 Plan (including options transferred from the Predecessor Plans) that expire or otherwise terminate prior to the issuance of those shares will be available for subsequent awards. Unvested shares issued under the 2000 Plan and subsequently canceled or repurchased by the Company, at the exercise or purchase price paid per share, pursuant to its repurchase rights under the 2000 Plan, will also be available for subsequent awards.

Should the exercise price of an option under the 2000 Plan be paid with shares of common stock or should shares of common stock otherwise issuable under the 2000 Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Equity Award, the number of shares of common stock available for issuance under the 2000 Plan will be reduced by the gross number of fully-vested shares for which the option is exercised or the gross number of fully-vested shares issued under the Restricted Stock and Restricted Stock Unit Programs, and not by the net number of shares issued pursuant to that Equity Award.

In order to address potential shareholder concerns regarding the number of stock options, stock appreciation rights, restricted stock units or restricted stock shares that the Company may grant in a given year, the Board of Directors intends that the Company’s prospective three year average burn rate will not exceed 3.09% of the number of shares of the Company’s common stock that it believes will be outstanding over such three year period (i.e., fiscal 2007, 2008 and 2009). The Company’s burn rate will be determined by the average number of option shares granted during such three year period, as well as other restricted stock and restricted stock unit awards to employees, divided by the average number of shares outstanding at the end of each of the three fiscal years. For purposes of calculating the number of shares granted in a given year under this policy, restricted stock and restricted stock unit awards will count as the equivalent of two (2) option shares.

Eligibility

Employees, non-employee Board members and independent advisors and consultants in the service of the Company or its subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs. Non-employee members of the Board will also be eligible to participate in the Director Automatic Grant Program.

As of January 31 2007, five executive officers, seven non-employee Board members and approximately 9,200 other employees were eligible to participate in the 2000 Plan.

Valuation

The fair market value per share of Company common stock on any relevant date under the 2000 Plan will be deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange. If there is no closing selling price for the Company’s common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such price exists. On January 31, 2007, the fair market value determined on such basis was $14.21.

Discretionary Option Grant Program

The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory option under federal tax laws.

Stock Options.  Each granted option will have an exercise price per share determined by the Plan Administrator, but in no event will such exercise price be less than the fair market value of the Company’s common stock on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Historically, the Company has granted options that vest over a three year period from the date of grant. Any unvested shares acquired under immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with the Company prior to the vesting of those shares.

Upon cessation of service with the Company, the optionee will have a limited period of time within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Stock Appreciation Rights.  The Plan Administrator is authorized to issue the following two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

•	Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares.

•	Limited stock appreciation rights, which may be granted to executive officers and non-employee Board members of the Company as part of their option grants. Any option with such a limited stock appreciation right may (whether or not the option is at the time exercisable for vested shares) be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company’s outstanding voting securities. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the tender offer price paid per share over (b) the exercise price payable per share under such option.

Payments with respect to exercised tandem stock appreciation rights may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock. All payments with respect to exercise of limited stock appreciation rights will be made in cash. Upon cessation of service with the Company, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability of vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

As of January 31, 2007, the Plan Administrator had not issued any stock appreciation rights under the Discretionary Option Grant Program.

Restricted Stock Program

The Restricted Stock Program will become part of the 2000 Plan only if stockholders approve this Proposal.

Shares of common stock that have restrictive conditions may be issued under the Restricted Stock Program that will vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The Plan Administrator will have complete discretion under the Restricted Stock Program to determine which eligible individuals are to receive restricted stock under such program, the time or times when those restricted stock awards are to be made, the number of shares subject to each such restricted stock award, the vesting schedule to be in effect for the restricted stock awards and the purchase price (if any) payable per share.

To assure that the compensation attributable to one or more restricted stock awards under the Restricted Stock Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m)

of the Code, the Compensation Committee will also have the discretionary authority to structure one or more awards under the Restricted Stock Program so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. Such goals may be based on one or more of the following criteria (the “Performance Goals”): (i) return on total shareholder equity; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand the Company’s customer base; provided, however, that for purposes of items (ii), (iii) and (vii) above, the Compensation Committee may, at the time the awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance criteria one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other affiliated entities and may also be based on the performance of any of the Company’s business groups or divisions thereof. The Performance Goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned.

Unless otherwise provided by the Plan Administrator, should the recipient cease to remain in the service of the Company while holding one or more unvested shares of restricted stock or should the performance objectives or other criteria not be attained with respect to one or more unvested shares of restricted stock, then those shares will be immediately canceled, and the recipient shall have no further stockholder rights with respect to those shares. The Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock outstanding under the Restricted Stock Program. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of certain involuntary terminations or changes in control or ownership.

Restricted Stock Unit Program

The Restricted Stock Unit Program will become part of the 2000 Plan only if stockholders approve this Proposal.

Restricted stock units may be issued under the Restricted Stock Unit Program which entitle the recipient to receive common stock underlying those units over the recipient’s period of service or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The Plan Administrator will have complete discretion under the Restricted Stock Unit Program to determine which eligible individuals are to receive restricted stock unit awards under such program, the time or times when those awards are to be made, the number of shares subject to each such award, the vesting schedule to be in effect for the award and the purchase price (if any) payable per share.

To assure that the compensation attributable to one or more restricted stock unit awards under the Restricted Stock Unit Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the Compensation Committee will also have the discretionary authority to structure one or more restricted stock unit awards under the Restricted Stock Unit Program so that the shares subject to those particular awards will vest only upon the achievement of Performance Goals in the same manner as described above under “Restricted Stock Program.”

Unless otherwise provided by the Plan Administrator, should the recipient cease to remain in the service of the Company while holding one or more unvested restricted stock units or should the performance objectives or other criteria not be attained with respect to one or more unvested restricted stock units, then those restricted stock units will immediately and automatically be canceled, no shares of common stock will be issued in satisfaction of those units, and the recipient shall have no further rights with respect to those units. The Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all restricted stock units outstanding under the Restricted Stock Unit Program. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to restricted stock units that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of certain involuntary terminations or changes in control or ownership.

Director Automatic Grant Program

Prior to the revisions to the Automatic Option Grant Program (as revised, the Director Automatic Grant Program, which is the subject of this Proposal), two types of awards were authorized under such program as follows:

•	Annual Award. On the date of each annual stockholders meeting, each individual who continued to serve as a non-employee Board member after such meeting would automatically receive a non-statutory option to purchase 20,000 shares of common stock, provided such individual had served as a non-employee Board member for at least six months.

•	Initial Award. Each individual who first became a non-employee member of the Board automatically received, at that time, a non-statutory option to purchase 60,000 shares of common stock, provided such individual had not previously been in the Company’s employ.

Each option has an exercise price per share equal to the fair market value per share of common stock on the option grant date and a maximum term of ten years measured from the option grant date, subject to earlier termination following an optionee’s cessation of service on the Board. Each initial 60,000-share option grant vests in three equal annual installments over the optionee’s period of Board service, with the first such installment vesting upon the optionee’s completion of one year of Board service measured from the option grant date. Each annual 20,000-share option grant vested immediately upon grant.

The shares subject to the 60,000-share stock option grant immediately vest upon the optionee’s death or permanent disability or an acquisition of the Company (whether by merger, asset sale or sale of stock by the stockholders). Each automatic option grant held by an optionee upon his or her termination of Board service remains exercisable, for any or all of the option shares in which the optionee is vested at the time of such termination, for up to a twelve (12)-month period following such termination date.

In December 2006, the Compensation Committee suspended the initial 60,000-share automatic option grant with respect to new non-employee Board members in light of its intent to submit this Proposal to the Company’s stockholders at the Annual Meeting. If this Proposal is not approved by the Company’s stockholders at the Annual Meeting, such suspension will immediately terminate and new non-employee Board members will again receive an additional 60,000-share automatic option grant, and continuing directors at each annual meeting of stockholders, including this Annual Meeting, will receive the annual 20,000-share automatic option grant.

Under the terms of the revised and renamed “Director Automatic Grant Program,” non-employee Board members will receive a series of automatic grants consisting of stock options and restricted stock over their period of Board service. All grants under the Director Automatic Grant Program will be made in strict compliance with the express provisions of such program, and stockholder approval of this Proposal will also constitute pre-approval of each option grant and restricted stock award made under the Director Automatic Grant Program on or after the date of the Annual Meeting, and the subsequent exercise of those options and the subsequent issuance of those shares in accordance with the terms of the program summarized below.

Grants under the Director Automatic Grant Program will be made as follows:

•	Annual Award. On the date of each annual meeting of stockholders, beginning with this Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock, provided such individual has served as a non-employee Board member for at least six months. There will be no limit on the number of such option grants and restricted stock awards that any one non-employee Board member may receive over his or her period of Board service. Non-employee Board members who have previously been in the Company’s employ will be eligible to receive one or more such annual option grants and restricted stock awards over their period of continued Board service.

•	Initial Award. Each individual who first becomes a non-employee member of the Board at any time after this Annual Meeting will, on the date he or she commences service as a non-employee Board member, automatically be granted an option to purchase 7,500 shares of common stock and awarded 5,000 shares of restricted stock.

Notwithstanding the foregoing, if Heidi Ueberroth is elected as a non-employee Board member at this Annual Meeting, she will receive the annual award of an option to purchase 7,500 shares of common stock and 5,000 shares of restricted stock despite not having served as a non-employee director for at least six months prior to her election. This is intended to compensate Ms. Ueberroth for the fact that she did not receive the initial award under the Automatic Option Grant Program, because it was suspended prior to her appointment to the Board, nor will she be eligible to receive an initial award under the revised Director Automatic Grant Program because of the six month Board service requirement. All currently outstanding options under the Automatic Option Grant Program will continue in full force and effect, and, to the extent unvested, will continue to vest in accordance with their existing terms and will not be affected by the proposed revisions to such program.

Each option grant under the revised Director Automatic Grant Program will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of seven years, subject to earlier termination following optionee’s cessation of service on the Board. Each option will be immediately exercisable and fully-vested for all of the option shares. Each option grant held by an optionee upon his or her termination of Board service will remain exercisable for up to a twelve (12)-month period following such termination date. Each restricted stock award will vest in a series of three successive equal annual installments over the period beginning with the date of such award. The vesting dates with respect to the annual awards of restricted stock under the program will occur on the first, second and third anniversaries of the award date, respectively, or, if earlier, the day immediately preceding the date of the annual meeting of stockholders for each such year. The vesting of an initial award of restricted stock will be on the first, second and third anniversaries of the award date. A non-employee Board member will not vest in any additional shares of restricted stock following his or her cessation of service as a Board member; provided, however, that should such cessation of Board service occur by reason of his or her death or disability, then all outstanding shares of restricted stock will immediately vest. The restricted stock award will also vest in full on an accelerated basis upon the occurrence of certain changes in control of the Company during the period of Board service. As the restricted stock award vests, the underlying shares of common stock will cease to be subject to any restrictions, other than under any applicable securities laws.

Predecessor Plans

All outstanding options under the Predecessor Plans that were transferred to the 2000 Plan will continue to be governed by the terms of the original agreements evidencing those options, and no provision of the 2000 Plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of common stock. However, the Plan Administrator has complete discretion to extend one or more provisions of the 2000 Plan to the transferred options, to the extent those options do not otherwise contain such provisions.

New Plan Benefits Under the Amendment and Restatement

If this Proposal is approved, pursuant to the revised Director Automatic Grant Program described above, each of the non-employee Board members will be automatically awarded on the date of the Annual Meeting (i) an option to purchase 7,500 shares of common stock at an exercise price per share equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on that date and (ii) 5,000 shares of restricted stock.

General Provisions

Acceleration.  In the event of a corporate transaction, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is expressly assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program that preserves the spread existing on the unvested shares subject to such option (which is measured as the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all outstanding unvested shares of restricted stock under the Restricted Stock Program and all outstanding unvested restricted stock units under the Restricted Stock Unit Program will immediately vest upon a corporate transaction, except to the extent the applicable restricted stock and restricted stock unit agreements are to be continued or expressly assumed by the successor corporation or otherwise continued in effect, or substitution of new agreements of comparable value covering shares of the successor corporation in exchange for such restricted stock and restricted stock unit agreements, with appropriate adjustment as to the number and kind of shares and purchase price, are provided for pursuant to the corporate transaction.

The Plan Administrator will have the discretion to structure one or more Equity Awards under the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs so that those Equity Awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect. A corporate transaction will be deemed to occur upon (i) the acquisition of the Company by merger or consolidation approved by the Company’s stockholders or (ii) the sale of all or substantially all of the Company’s assets and complete liquidation or dissolution of the Company approved by the Company’s stockholders.

The Plan Administrator will also have the discretion to structure one or more Equity Awards under the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs so that those Equity Awards will immediately vest in connection with a change in control of the Company or in the event the individual’s service with the Company is terminated (actually or constructively) within a designated period following a change in control. A change in control will be deemed to occur upon (i) a successful tender offer for more than 50% of the Company’s outstanding voting stock or (ii) a change in the majority of the Company’s Board of Directors through one or more contested elections for Board membership. The shares subject to each restricted stock award made under the Director Automatic Grant Program will immediately vest upon a corporate transaction or change in control.

The Plan Administrator will also have the discretion to structure one or more Equity Awards under the Plan so that those Equity Awards will immediately vest in connection with the successful completion of a hostile tender offer for more than 50% of the Company’s outstanding voting securities or in the event the individual’s service with the Company is terminated (actually or constructively) within a designated period following the completion of a hostile tender offer. Upon the successful completion of a hostile tender offer, each outstanding option under the Director Automatic Grant Program may be surrendered to the Company in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the highest tender offer price paid per share in the hostile tender offer over (ii) the exercise price payable per share under such option.

The acceleration of vesting in the event of a corporate transaction, change in control or hostile take-over of the Company may be seen as an anti-takeover provision and may have the affect of discouraging a merger, a take-over attempt or other efforts to gain control of the Company.

Stockholder Rights and Transferability.  The holder of an option, stock appreciation right or restricted stock unit will have no stockholder rights with respect to the shares subject to that option, stock appreciation right or restricted stock unit unless and until such person shall have exercised the option or stock appreciation right, or been issued shares pursuant to the restricted stock unit, and become a holder of record of shares of common stock distributed upon exercise of, or issuance pursuant to, such award. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units, subject to such terms and conditions as the Plan Administrator may deem appropriate. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, under the Director Automatic Grant Program and, if provided for by the Plan Administrator, the Discretionary Option Grant Program, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse, to the extent such transfer is in connection with the holder’s estate plan or pursuant to a domestic relations order. Unvested restricted stock units may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the holder’s death.

A participant will have certain stockholder rights with respect to the shares of restricted common stock issued to him or her under the Restricted Stock and Director Automatic Grant Programs, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive any regular cash dividends paid on such shares unless, with respect to the Restricted Stock Program, the Plan Administrator determines otherwise. Unvested shares of restricted stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the holder’s death.

Special Tax Election.  The Plan Administrator may provide any or all holders of non-statutory options (other than the options granted under the Director Automatic Grant Program) or restricted stock units pursuant to which vested shares of common stock are to be issued under the 2000 Plan and any or all individuals to whom unvested shares of restricted stock are issued under the Restricted Stock Program with the right to utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise of their options, the issuance to them of vested shares, or the subsequent vesting of unvested shares issued to them:

•	Stock Withholding: The election to have the Company withhold, from the shares otherwise issuable upon the exercise of such non-statutory option or upon the issuance of fully-vested shares, a portion of those shares with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates).

•	Stock Delivery: The election to deliver to the Company certain shares of common stock previously acquired by such holder (other than in connection with such exercise, share issuance or share vesting that triggered the withholding taxes) with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates). The shares of common stock so delivered shall not be added to the shares of common stock authorized for issuance under the 2000 Plan.

Changes in Capitalization.  In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2000 Plan, (ii) the number and/or class of securities for which any one person may be granted Equity Awards under the 2000 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option (including the options incorporated from the Predecessor Plans), (v) the number and/or class of securities subject to each outstanding award under the Restricted Stock and Restricted Stock Unit Programs and the cash consideration (if any) payable per share thereunder, and (vi) the maximum number of shares which may be issued pursuant to awards of restricted stock and restricted stock units under the 2000 Plan. All such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding Equity Awards thereunder.

Amendment and Termination.  The Board may amend, modify, suspend or terminate the 2000 Plan at any time, subject to stockholder approval pursuant to applicable laws, regulations, or rules of any stock exchange (or over-the-counter market, if applicable) on which the common stock is then listed for trading. No such amendment, modification, suspension or termination shall adversely affect the rights and obligations with respect to stock options, unvested restricted stock or restricted stock unit awards at the time outstanding under the 2000 Plan unless the optionee or the participant consents to such amendment or modification. Unless sooner terminated by the Board, the 2000 Plan will terminate on the earliest of (i) March 31, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options, unvested restricted stock and restricted stock units in connection with certain changes in control or ownership of the Company. Should the 2000 Plan terminate on March 31, 2010, all option grants, unvested restricted stock and unvested restricted stock units outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.

Stock Awards

The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock subject to options granted between November 1, 2005 and October 31, 2006 under the 2000 Plan, together with the weighted average exercise price payable per share.

Option Transactions

	Number of	Weighted Average
Name	Option Shares	Exercise Price

Robert B. McKnight, Jr.	200,000	$13.77
Chairman of the Board and Chief Executive Officer
Bernard Mariette	150,000	$13.77
President
Charles S. Exon	40,000	$13.77
Executive Vice President, Business & Legal Affairs, Secretary and General Counsel
Steven L. Brink	30,000	$13.77
Chief Financial Officer and Treasurer
David Morgan	75,000	$13.77
Executive Vice President, Global Finance and Operations
All current executive officers as a group (5 persons)	495,000	$13.77
All current directors who are not executive officers as a group (7 persons)	200,000	$12.67
All employees, including all current officers who are not executive officers, as a group (approximately 9,200 persons)	1,643,300	$13.76

Option Grants and Issuances of Shares under the Amendment

As of January 31, 2007, no Equity Awards had been made and no shares had been issued under the 2000 Plan on the basis of the share increase that will result from the amendment and restatement of the 2000 Plan for which stockholder approval is sought at the Annual Meeting.

Federal Income Tax Consequences

The following description summarizes the income tax consequences of the 2000 Plan under current federal income tax laws and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon the individual circumstances and from locality to locality.

Option Grants.  Options granted under the 2000 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

•	Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss to the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction, for its taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

•	Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the Company will be required to collect certain withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the Company will be required to collect withholding taxes applicable to such income from the holder.

The Company will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for the Company’s taxable year in which such ordinary income is recognized by the holder.

Restricted Stock.  A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. Such election must be made within 30 days after the date of the award of restricted stock. The Company will be required to collect certain withholding taxes applicable to such income from the recipient.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. The Company will be required to collect certain withholding taxes applicable to such income from the holder.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder with respect to the issuance of the shares pursuant to the unit. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the holder.

Deductibility of Executive Compensation

The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, the compensation deemed paid with respect to options granted under the 2000 Plan will remain deductible by the Company without limitation under Section 162(m) of the Code. However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Restricted Stock or Restricted Stock Unit Programs will be subject to the $1 million limitation on deductibility per covered individual, unless the vesting of the restricted stock or restricted stock units is tied solely to one or more of the Performance Goals (described above).

Accounting Treatment

Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS 123R, the Company is required to recognize all share-based payments, including grants of stock options, restricted stock and restricted stock units, in the Company’s financial statements effective November 1, 2005. Accordingly, stock options that are granted to the Company’s employees and non-employee Board members will be valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as stock-based compensation expense against the Company’s reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the 2000 Plan, the Company is required to expense over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. Restricted stock issued under the 2000 Plan will result in a direct charge to the Company’s reported earnings equal to the excess of the fair market value of those shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company’s reported earnings will be amortized over the vesting period.

Such accounting treatment for restricted stock units and restricted stock issuances would be applicable whether vesting is tied to service periods or performance criteria.

Proposal

At the Annual Meeting, stockholders will be asked to approve the amendment and restatement of the 2000 Plan. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company’s common stock present or represented by proxy at the Annual Meeting and entitled to be voted on the Proposal. The Board of Directors recommends a vote “FOR” the Proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s shares of common stock that may be issued upon the exercise of options, warrants and rights under all of its existing equity compensation plans as of October 31, 2006.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	18,020,999	$8.64	1,670,401	(2)
Equity compensation plans not approved by security holders(3)	114,700	$3.29	—

Total	18,135,699	$8.61	1,670,401

(1)	These plans consist of the 2006 Restricted Stock Plan, 2000 Stock Incentive Plan and the Employee Stock Purchase Plan.

(2)	Of these shares, 163 shares remain available for purchase under the Employee Stock Purchase Plan, and 200,000 shares remain available for issuance under the 2006 Restricted Stock Plan.

(3)	These plans, adopted by the Company’s Board of Directors in the year indicated, consist of the Quiksilver/Hawk Designs, Inc. Stock Option Plan (2000) and the Mervin Stock Option Plan (1997). Both of these plans were adopted in connection with acquisitions and provided for a one-time grant of options to new employees hired in connection with the acquisitions. As of October 31, 2006, no shares remained available for future option grants under these plans. The plans provide that each option must have an exercise price equal to the fair market value on the date of grant, and a term of ten years. The options become exercisable in three equal annual installments beginning with the first anniversary of the date granted. The options generally expire three months following an optionee’s termination of service or 12 months in the case of death or disability.

OWNERSHIP OF SECURITIES

Certain information with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each of the current directors and nominees for election as directors, (iii) each of the executive officers listed in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group, including the number of shares of the Company’s common stock beneficially owned by each of them as of December 31, 2006, is set forth below:

			Percent of
	Shares of		Outstanding
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Individual or Identity of Group(1)	Owned		Owned

FMR Corp.	17,291,368	(2)	13.9%
82 Devonshire Street Boston, Massachusetts 02109
Mazama Capital Management, Inc.	14,473,967	(3)	11.7%
One Southwest Columbia Street, Suite 1500 Portland, Oregon 97258
PRIMECAP Management Company	8,421,100	(4)	6.8%
225 South Lake Avenue #400 Pasadena, California 91101
Robert B. McKnight, Jr.	4,856,432	(5)	3.8%
Laurent Boix-Vives	2,440,038	(6)	2.0%
Bernard Mariette	1,796,004	(7)	1.4%
Steven L. Brink	690,666	(8)	*
William M. Barnum, Jr.	575,500	(9)	*
Charles S. Exon	504,666	(10)	*
Charles E. Crowe	272,000	(11)	*
Michael H. Gray	120,000	(12)	*
David H. Morgan	85,000	(13)	*
Douglas K. Ammerman	42,480	(14)	*
Timothy M. Harmon	20,000	(15)	*
Heidi J. Ueberroth	0		*
All executive officers and directors as a group (12 persons)	11,402,786	(16)	8.8%

*	Less than 1% of the outstanding shares

(1)	Unless otherwise indicated, the address for each of the named individuals is c/o Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2)	According to the Schedule 13G filed by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, with the Securities and Exchange Commission, (A) FMR has sole dispositive power with respect to 17,291,368 of the listed shares and sole voting power with respect to 409,400 of the listed shares, (B) Edward C. Johnson 3d has sole dispositive power over these shares and (C) these shares represented (i) 16,881,968 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies (“Funds”), including one such Fund, Fidelity Low Priced Stock Fund, which owns 11,983,000 of such shares, (ii) 400,000 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, as a result of its serving as investment advisor to certain institutional accounts, non-U.S. mutual funds or investment companies and (iii) 9,400 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), as a result of acting as investment manager of certain institutional accounts. The voting power with respect to the 16,881,968 shares beneficially owned by Fidelity is held by the Board of Trustees of the various investment companies of which Fidelity is the investment advisor. FMR,

Mr. Johnson and the Funds each has sole power to dispose of the 16,881,968 shares beneficially owned by the Funds. Mr. Johnson and FMR each has sole dispositive power and sole voting power over the 409,400 shares beneficially owned by PGALLC and PGATC.

(3)	According to the Schedule 13G filed by Mazama Capital Management, Inc. (“Mazama”), Mazama has the sole power to dispose of all 14,473,967 held by it, and sole power to vote 8,525,035 of such shares.

(4)	According to the Schedule 13G filed by PRIMECAP Management Company (“Primecap”), Primecap has the sole power to dispose of all 8,421,100 held by it, and sole power to vote 3,817,300 of such shares.

(5)	Includes an aggregate of (i) 2,491,332 shares which Mr. McKnight has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options, and (ii) 60,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. McKnight maintains sole voting power with respect to all such unvested shares.

(6)	Includes (i) 2,285,038 shares held by SDI Société de Services et Développement, a Swiss corporation owned by Mr. Boix-Vives, his wife and daughters (Mr. Boix-Vives is the majority shareholder of such corporation and controls the voting and investment power with respect to these shares), and (ii) an aggregate of 20,000 shares which Mr. Boix-Vives has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options.

(7)	Includes an aggregate of (i) 1,510,004 shares which Mr. Mariette has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options, and (ii) 190,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Mariette maintains sole voting power with respect to all such unvested shares.

(8)	Includes an aggregate of (i) 650,666 shares which Mr. Brink has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options, and (ii) 40,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Brink maintains sole voting power with respect to all such unvested shares.

(9)	Includes an aggregate of 380,000 shares which Mr. Barnum has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options.

(10)	Includes an aggregate of (i) 444,666 shares which Mr. Exon has, or will have within 60 days after December 31, 2006, the right to acquire upon exercise of outstanding options, and (ii) 60,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Exon maintains sole voting power with respect to all such unvested shares.

(11)	Includes an aggregate of 12,000 shares owned of record by Mr. Crowe’s children and 60,000 shares which Mr. Crowe has, or will have within 60 days after December 31, 2006, the right to acquire upon exercise of outstanding options.

(12)	Includes an aggregate of 80,000 shares which Mr. Gray has, or will have within 60 days after December 31, 2006, the right to acquire upon exercise of outstanding options.

(13)	Includes an aggregate of (i) 25,000 shares which Mr. Morgan has, or will have within 60 days after December 31, 2006, the right to acquire upon exercise of outstanding options, and (ii) 60,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Morgan maintains sole voting power with respect to all such unvested shares.

(14)	Includes an aggregate of 40,000 shares which Mr. Ammerman has, or will have within 60 days after December 31, 2006, the right to acquire upon exercise of outstanding options, and an aggregate of 480 shares owned of record by Mr. Ammerman’s minor child.

(15)	Includes an aggregate of 20,000 shares which Mr. Harmon has, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options.

(16)	Includes an aggregate of 5,721,668 shares which the executive officers and directors as a group have, or will have within 60 days after December 31, 2006, the right to acquire upon the exercise of outstanding options, and (ii) 410,000 shares of restricted common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, each individual executive officer maintains sole voting power with respect to all of his unvested shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The current executive officers of the Company are as follows:

Name	Age	Position

Robert B. McKnight, Jr.	53	Chairman of the Board and Chief Executive Officer
Bernard Mariette	44	President
Steven L. Brink	45	Chief Financial Officer and Treasurer
Charles S. Exon	57	Executive Vice President, Business & Legal Affairs, Secretary and General Counsel
David H. Morgan	47	Executive Vice President, Global Finance and Operations

For additional information with respect to Messrs. McKnight, Mariette and Exon who are also nominees as directors of the Company, see “Election of Directors.”

Steven L. Brink has served as Chief Financial Officer and Treasurer since October 1996. He joined the Company in July 1996 as Vice President of Finance. Mr. Brink previously served as Senior Manager in the TRADE Group with Deloitte & Touche, LLP, where he was employed from 1985 through 1996. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, a member of the California Society of Certified Public Accountants, and holds a B.S. degree in Business Administration from California State University at Los Angeles, graduating summa cum laude.

David H. Morgan has served as Executive Vice President, Global Finance and Operations since he joined the Company in February 2006. Prior to joining the Company, Mr. Morgan held various executive positions at the L’Oreal Group between 1991 and 2006, including as a finance director in London and various senior operational and finance positions in Paris. Between 2001 and 2006, Mr. Morgan led the finance group for L’Oreal’s Consumer Products division where he was principally responsible for all operational and finance matters related to such division. Prior to 1991, Mr. Morgan worked at Arthur Anderson, LLP in various positions. Mr. Morgan received his B.A. in French from Durham University in England.

Our executive officers are appointed by the Board of Directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our other executive officers. The table provides compensation amounts for services rendered in all capacities to us and our subsidiaries for the 2004, 2005 and 2006 fiscal years. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2006 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during such year. The individuals listed in the table below are referred to in this Proxy Statement as the “named executive officers.”

Summary Compensation Table

						Long-Term Compensation
						Payouts	Awards
		Annual Compensation					Securities	Restricted
	Fiscal			Other Annual		LTIP	Underlying	Stock	All Other
Name and Principal Position(1)	Year	Salary	Bonus	Compensation(2)		Payouts ($)(3)	Options (#)(4)	Awards ($)(5)	Compensation(6)

Robert B. McKnight, Jr.	2006	$880,000	$125,000	$92,000		1,117,600	200,000	$729,000	$11,600
Chairman of the Board	2005	880,000	1,662,000	60,000		$880,000	400,000	—	6,200
and Chief Executive Officer	2004	800,000	2,290,000	70,000		—	400,000	—	6,100

Bernard Mariette	2006	$600,000	$207,000		*	762,000	150,000	$2,308,500	$3,000
President	2005	600,000	1,179,000		*	$600,000	300,000	—	—
	2004	550,000	1,625,000		*	—	240,000	—	—

Charles S. Exon	2006	$400,000	$400,000		*	—	40,000	$729,000	$13,200
Executive Vice President,	2005	400,000	450,000		*	—	150,000	—	7,300
Business & Legal Affairs,	2004	350,000	400,000		*	—	140,000	—	6,900
Secretary and General Counsel

David H. Morgan(7)	2006	$304,000	$375,000		*	—	75,000	$729,000	—
Executive Vice President,	2005	—	—		*	—	—	—	—
Global Finance and	2004	—	—		*	—	—	—	—
Operations

Steven L. Brink	2006	$300,000	$198,000		*	—	30,000	$486,000	$5,300
Chief Financial Officer and	2005	300,000	395,000		*	—	104,000	—	2,500
Treasurer	2004	270,000	340,000		*	—	100,000	—	2,500

(1)	The principal position for each executive officer reflects the executive office and title held by each of them during the fiscal year ended October 31, 2006.

(2)	The amount in fiscal 2006, 2005 and 2004 for Mr. McKnight includes personal use of aircraft in which the Company has a fractional interest with an incremental cost to the Company of $86,000, $54,000 and $68,000, respectively. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the applicable year was less than $50,000, the minimum under SEC rules an executive must have received before any amount is required to be shown in this column.

(3)	The LTIP payout amounts were earned during the performance period ended in the year indicated, but such amounts were actually paid in the subsequent fiscal year.

(4)	The number of options granted have been adjusted to reflect a two-for-one stock split in May 2005.

(5)	The value of the each restricted common stock award is based on closing price of the Company’s common stock on date of the award (i.e., $12.15). As of October 31, 2006, the aggregate number of shares of restricted common stock granted to the named executive officers was 410,000. As of October 31, 2006, the aggregate value of such restricted stock was $5,719,500 based on the closing price of the Company’s common stock on such date. The shares of restricted stock granted to the named executive officers will vest on the five year anniversary of the award date, subject to earlier vesting in the event of death or permanent disability, and in certain circumstances upon a corporate transaction or change in control. The named executive officers are entitled to receive dividends with respect to their shares of restricted stock.

(6)	The amounts disclosed in this column for Mr. McKnight include the Company’s matching 401(k) employer contribution of $4,200, $4,100, and $4,000 for fiscal 2006, 2005 and 2004, respectively, and the balance for each year is for personal life insurance policy premiums. For Mr. Mariette, it includes personal life insurance policy premiums for fiscal 2006. For Mr. Exon, it includes the Company’s matching 401(k) employer contribution of $4,200, $4,100 and $4,000 for fiscal 2006, 2005 and 2004, respectively, and the balance for each year is for personal life insurance policy premiums. For Mr. Brink, it includes the Company’s matching 401(k) employer contribution of $2,600, $2,000, and $1,800 for fiscal 2006, 2005, and 2004, respectively, and the balance for each year is for personal life insurance policy premiums.

(7)	Mr. Morgan became an executive officer of the Company in February 2006.

Option Grants

The following table sets forth certain information concerning individual grants of stock options during the fiscal year ended October 31, 2006 to each of the named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(1)	Fiscal Year	($/Share)(2)	Date	Value ($)(3)

Robert B. McKnight, Jr.	200,000	8.6%	$13.77	12/28/2015	$1,272,480
Bernard Mariette	150,000	6.4%	$13.77	12/28/2015	$954,360
Charles S. Exon	40,000	1.7%	$13.77	12/28/2015	$254,496
Steven L. Brink	30,000	1.3%	$13.77	12/28/2015	$190,872
David H. Morgan	75,000	3.2%	$13.77	12/28/2015	$477,180

(1)	The options were granted under the Quiksilver, Inc. 2000 Stock Incentive Plan for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options vest and become exercisable 33.3% per year beginning one year from the date of grant. To the extent not already vested and exercisable, the options generally become vested and exercisable upon a sale of assets, a merger or consolidation of the Company with or into another corporation or the acquisition by another corporation or person of all or substantially all of the Company’s assets or 50% or more of the Company’s outstanding voting stock, unless the option is assumed or replaced with a comparable option by the surviving entity. In addition, pursuant to the terms of employment agreements between the Company and each of the named executive officers, if their employment with the Company terminates for any reason other than termination by the Company “for cause,” the options will immediately vest and become exercisable.

(2)	All options were granted at fair market value (the last sales price for the Company’s common stock on the date of grant as reported by the NYSE).

(3)	The indicated present value amounts are based on a variation of the Black-Scholes option pricing model. For purposes of the Black-Scholes model, the Company assumed a volatility of 44.9%, a risk free rate of return of 4.5%, a dividend yield of 0%, and an expected life of 5.2 years. Actual gains, if any, on exercise will be dependent on a number of factors, including future performance of the Company and the common stock, and overall market conditions as well as the holders’ continued employment through the vesting period. As a result, the indicated present values may vary substantially from actual realized values.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information, with respect to our named executive officers, concerning each exercise of stock options during the fiscal year ended October 31, 2006 and the value of exercised and unexercised options held by each such named executive officer as of the end of such fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired upon	Value	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert B. McKnight, Jr.	—	—	2,157,999	600,001	$18,379,900	$732,670
Bernard Mariette	92,396	$1,130,627	1,280,004	430,000	10,783,613	445,000
Charles S. Exon	—	—	341,333	186,667	2,250,999	235,034
Steven L. Brink	—	—	599,332	132,668	5,195,876	163,569
David H. Morgan	—	—	—	75,000	—	13,500

(1)	The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on October 31, 2006, the last trading day on the NYSE for the Company’s 2006 fiscal year, at a price of $13.95 per share, which was the closing price of the Company’s common stock on such date.

Long-Term Incentive Plan Awards

The following table sets forth certain information concerning awards under the Company’s Long-Term Incentive Plan (“LTIP”) during the fiscal year ended October 31, 2006 to each of the named executive officers.

Long-Term Incentive Plan — Awards in Last Fiscal Year

Number of
	Shares, Units	Performance or Other	Estimated Future Payouts Under
	or Other	Period Until Maturation	Non-Stock Price-Based Plans
Name	Rights (#)	or Payout(1)	Threshold(2)	Target(3)	Maximum(4)

Robert B. McKnight, Jr.	—	November 1, 2005 to October 31, 2008	$190,000	$950,000	$1,900,000
Bernard Mariette	—	November 1, 2005 to October 31, 2008	$160,000	$800,000	$1,600,000
Charles S. Exon	—	—	—	—	—
Steven L. Brink	—	—	—	—	—
David H. Morgan	—	—	—	—	—

(1)	The LTIP establishes potential future payouts based on three-year performance cycles.

(2)	The threshold payout is 20% of the participant’s base salary at the end of the performance period. As a result, the stated threshold amount, which is based on the named executive officer’s current base salary, could increase or decrease based on changes to such individual’s base salary prior to the end of the performance period.

(3)	The target payout is 100% of the participant’s base salary at the end of the performance period. As a result, the stated target amount, which is based on the named executive officer’s current base salary, could increase or decrease based on changes to such individual’s base salary prior to the end of the performance period.

(4)	The maximum payout is 200% of the participant’s base salary at the end of the performance period. As a result, the stated maximum amount, which is based on the named executive officer’s current base salary, could increase or decrease based on changes to such individual’s base salary prior to the end of the performance period. However, in no event can the maximum payout exceed $3,000,000.

The LTIP was implemented to provide a greater long-term orientation to the Company’s compensation program and, along with the Company’s Annual Incentive Plan, balance the focus of executive compensation between short-term and long-term corporate objectives. Generally, each performance period is three years with potential grants made annually. Therefore, the award periods overlap, and there is the potential for an award to be earned every year. However, no more than one performance period will end in any given year. Not later than 90 days after the beginning of the period, performance objectives and target awards are identified. At the end of each performance period, actual awards are determined based on achievement of the objectives. In fiscal 2006, the only awards granted by the Compensation Committee were to the Company’s Chief Executive Officer and its President. In December 2006, the Compensation Committee granted new long-term incentive awards to the same two individuals for the November 1, 2006 to October 31, 2009 performance period.

The performance objectives set by the Compensation Committee for LTIP awards may be based upon any one or any combination of the following business measurements of the Company as a whole, or any of its subsidiaries (or any division or department thereof); revenues, profitability, earnings (including, without limitation, earnings per share, earnings per share growth, earnings before taxes or earnings before interest, depreciation, taxes, and amortization), return on assets, return on equity, economic value created, successful acquisitions of other companies or assets, successful dispositions of subsidiaries, divisions or departments of the Company or any of its subsidiaries, share market prices, return to stockholders, market share, or cost or expense control. Performance objectives may be expressed as absolute goals or goals in relation to previous performance or performance of comparable companies or industry indexes, or otherwise based on the business criteria as determined by the Committee.

The performance objectives for each of the performance cycles currently underway relate to the achievement of certain Company earnings per share growth goals. The awards made in fiscal 2006 are payable only if the Company achieves specified levels of earnings per share growth during the three-year performance period beginning November 1, 2005 and ending October 31, 2008.

Actual results between the threshold and target or the target and maximum will be interpolated to calculate the actual payout. No award will be earned with respect to an objective if performance does not meet the threshold performance level for such objective. Payment of any earned award will be made in cash following the end of the performance period. Participants may be given the opportunity to elect to defer some or all of any payment in the form of cash or Company common stock. Any payment in Company common stock will be based on the fair market value of such stock at the time the cash award otherwise would have been payable. In the event of a participant’s termination due to death, disability or retirement, awards generally will be pro-rated based on whole months of active participation with payout at the end of the performance period and based on actual results. In the event of a participant’s termination during a performance period due to voluntary termination or discharge for or without cause, all awards generally will be forfeited.

Employment Arrangements

The Company has entered into employment agreements with each of Messrs. McKnight, Mariette, Exon, Brink and Morgan. Pursuant to the terms of these employment agreements, Mr. McKnight receives a current base salary of $950,000, Mr. Mariette a base salary of $800,000, Mr. Exon a base salary of $425,000, Mr. Brink a base salary of $350,000 and Mr. Morgan a base salary of $475,000. Base salaries are subject to periodic review by the Company and may be adjusted either up or down, based on the Company’s performance, the individual’s performance, market conditions or such other factors as are deemed relevant by the Company, provided, however, that they may not be adjusted below a minimum level. Mr. McKnight’s and Mr. Mariette’s employment agreements also provide that each will be eligible to earn an annual bonus of up to 300% of their minimum base salary under the Company’s Annual Incentive Plan or Long-Term Incentive Plan or a combination of the two. The employment agreements of Messrs. Exon, Brink and Morgan provide that they are eligible to receive discretionary bonuses approved by the Compensation Committee.

Each of these employment agreements also requires that the Company maintain a $2,000,000 term life insurance policy on the life of the executive, payable to their designees; provided, however, that the Company is not required to pay annual premiums for such policies in excess of $5,000.

Each of the employment agreements also provides that the executive will continue to be a participant in the 2000 Plan, or any successor equity plan, on such terms as are established by the Board of Directors, but substantially similar to those granted to other Quiksilver senior executives of equivalent level. The agreements further provide that all options granted shall provide that if the employee is terminated by the Company without “cause” (as defined below), as a result of the executive’s death or permanent disability or by the employee for “good reason” (as defined below), all options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (i) the first anniversary of such termination, (ii) the end of the option term, or (iii) termination pursuant to other provisions of the applicable option plan or agreement, such as a corporate transaction.

Each of these employment agreements continues for an unspecified term and may be terminated by the Company or the executive without cause at any time for any reason, subject to the payment of certain amounts as set forth below. If the Company terminates the executive’s employment without cause, or if the executive terminates his employment for good reason, the terms of each of the employment agreements provide that the Company will (i) continue to pay the executive’s base salary for a period of one and one-half years (two years in the case of Mr. McKnight), (ii) pay a pro rata portion of the bonus for the fiscal year in which such termination occurs, and (iii) pay an amount equal to two times the average annual bonus earned by the executive during the two most recently completed fiscal years payable over one and one-half years (two years in the case of Mr. McKnight and Mr. Mariette) following the executive’s termination. Notwithstanding the foregoing, if such termination occurs within one year following a change in control of the Company, the period of salary continuation shall be increased by six months (one year in the case of Messrs. McKnight and Mariette) and, in the case of Messrs. McKnight and Mariette, the payment based on average annual bonus shall be increased to three and two and one-half times such average, respectively. The payment period for the payment based on average annual bonus shall also be extended. If the Company terminates an executive’s employment for cause or the executive terminates his employment without good reason, then the executive receives his base salary and benefits earned and accrued prior to termination and, if the basis for cause is the executive’s death or permanent disability, the pro rata portion of his bonus for the year in which such termination occurs.

For purposes of these employment agreements, “cause” includes (i) death, (ii) permanent disability, (iii) willful misconduct in the performance of duties, (iv) commission of a felony or violation of law involving moral turpitude or dishonesty, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, or (viii) material breach by the executive of his obligations under the employment agreement.

For purposes of these employment agreements, “good reason” means (i) the assignment to executive of duties materially inconsistent with his position, as set forth in the agreement, without executive’s consent, (ii) a material change in executive’s reporting level from that set forth in the agreement, without executive’s consent, (iii) a material diminution in executive’s authority, without executive’s consent, (iv) a material breach by the Company of its obligations under the agreement, (v) the failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations of the Company under the employment agreement or (vi) the Company requiring the executive to be based, other than temporarily, at any office or location outside of the southern California area (or France in the case of Mr. Mariette), without his consent.

Under these employment agreements, a “change in control” of the Company would include any of the following events: (i) any person (as defined in the Securities Exchange Act of 1934) acquires shares of capital stock of the Company representing more than 50% of the total number of shares of capital stock that may be voted for the election of directors of the Company, (ii) a merger, consolidation, or other business combination of the Company with or into another person is consummated, or all or substantially all of the assets of the Company are acquired by another person, as a result of which the stockholders of the Company prior to the transaction own, after such transaction, equity securities possessing less than 50% of the voting power of the surviving or acquiring person (or any person in control of the surviving or acquiring person, the equity securities of which are issued or transferred in such transaction), or (iii) the Company stockholders approve a plan of complete liquidation, dissolution or winding up of the Company.

COMPANY STOCK PRICE PERFORMANCE

The following graph compares from October 31, 2001 to October 31, 2006 the yearly percentage change in the Company’s cumulative total stockholder return on its common stock with the cumulative total return of (i) the NYSE Market Index and (ii) a group of peer companies that in the judgment of the Company manufacture and sell products similar to those of the Company. The yearly percentage change has been measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the stock at the end and the beginning of the measurement period; by (ii) the stock price at the beginning of the measurement period. The historical stock performance shown on the graph is not intended to and may not be indicative of future stock performance.

Comparison of Five Year Cumulative Total Return
Among Quiksilver, Inc.
NYSE Market Index & Peer Group Index

	10/2001	10/2002	10/2003	10/2004	10/2005	10/2006
Quiksilver, Inc.	100.00	182.31	260.74	413.82	350.19	423.69
NYSE Market Index	100.00	88.10	107.24	119.62	133.93	158.13
Peer Group Index	100.00	126.76	180.77	213.52	231.07	310.38

ASSUMES $100 INVESTED ON OCT. 31, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 31, 2006

Note: Past or present performance is not necessarily indicative of future performance.

The following public companies are those which were used in the above graph for the peer group:

Coach, Inc.	Jones Apparel Group, Inc.	Oxford Industries, Inc.
Columbia Sportswear Co.	Kellwood Co.	Phillips-Van Heusen
Guess? Inc.	Kenneth Cole Productions	Polo Ralph Lauren Corp.
Hampshire Group Ltd.	Liz Claiborne, Inc.	VF Corporation

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing.

Compensation Committee Interlocks and Insider Participation

Between November 1, 2005 and the Company’s annual meeting of stockholders on March 24, 2006, the Compensation Committee of the Company’s Board of Directors consisted of William M. Barnum, Jr., Michael H. Gray, Doug Ammerman and Tom Roach, each of whom was a non-employee director of the Company. After such annual meeting, at which Mr. Roach was not re-elected as a director, the Compensation Committee consisted of Messrs. Barnum, Gray and Ammerman. There are no compensation committee interlocks between any of the Company’s executive officers and any entity whose directors or executive officers serve on the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

As members of the Compensation Committee, it is our duty to administer the Company’s various executive compensation plans. In addition, we review compensation levels of members of management, evaluate the performance of management, consider management succession and related matters. The committee reviews with the Board in detail all aspects of compensation for the Company’s executive officers.

The committee annually reevaluates the Company’s executive compensation structure in light of the Company’s philosophy of linking compensation with enhancement of shareholder value. The principles followed by the committee are (i) to provide a cash compensation package consisting of competitive base salary levels and incentive opportunities linked to corresponding levels of Company performance and (ii) to grant equity incentives pursuant to which increases in the Company’s stock price result in an increase in value for the executive and, thus, tie them to the Company’s long-term stock performance. The result is a total compensation opportunity significantly dependent upon the Company’s performance.

Congress has enacted tax legislation that, among other things, places a ceiling of $1 million on the amount of an executive officer’s annual compensation that may be deducted for federal income tax purposes in any year (the “Deductibility Cap”). The legislation provides that compensation paid under certain incentive compensation plans may be excluded from the calculation of compensation that is subject to the Deductibility Cap, provided the plans meet certain conditions, which are contained in regulations that have been adopted by the Internal Revenue Service.

The committee believes that no executive officer’s compensation will exceed the Deductibility Cap in the Company’s 2007 fiscal year, thereby preserving the deductibility of all executive compensation paid by the Company.

Executive Compensation Components

The Company’s executive compensation program is currently based on four principal components, each of which is intended to support the overall compensation philosophy. The four principal components are:

•	Base Salary: Base salary ranges are reviewed and established annually, within the terms of existing employment agreement obligations. The Company tries to ensure that the base salary ranges reflect competitive job market conditions for similarly situated companies in terms of sales, employees and related factors. Adjustments to actual base salaries are made pursuant to job performance in relationship to the midpoint of the salary range for the position and level of responsibilities. The Company’s philosophy generally is to provide a base salary that is at or above the midpoint of the applicable salary range, particularly in light of the Company’s decision to operate with a minimal number of executive officers by assigning each executive officer multiple functions.

•	Annual Incentive Compensation: The Company has an Annual Incentive Plan (the “AIP”) which provides participating executives with an incentive compensation opportunity based on the growth in the Company’s pre-tax income over the prior year. Under the AIP, each participating executive officer receives a bonus equal to a percentage of such executive officer’s base salary, ranging from 0% up to a maximum of 300% (150% for executives also participating in the LTIP described below) for pre-tax income growth over the prior year. The Company’s Chief Executive Officer and its President are currently the only participants in the AIP. The

Company may award discretionary bonuses to selected executive officers based on the Company’s financial performance, as well as the individual executive officer’s performance in the prior year.

•	Long-Term Incentive Plan: The Company has a Long-Term Incentive Plan (the “LTIP”) which provides participating executives an incentive compensation opportunity based on the attainment of predetermined multi-year performance objectives. Generally, each performance period is three years with potential grants made annually. No later than 90 days after the beginning of the performance period, performance objectives and target awards are identified. At the end of each performance period, actual awards are determined based on the achievement of the objectives. In adopting the LTIP, one of the goals of the committee was to broaden the criteria available for performance based compensation of executive officers, as well as to establish longer term goals. The maximum amount of any LTIP award payable to any executive officer for any performance period may not exceed $3 million. The committee provided a maximum bonus opportunity under the LTIP of up to 200% of the participating executives’ base salary. The Company’s Chief Executive Officer and its President are currently the only participants in the LTIP.

The performance goals set by the committee for the LTIP may be based upon metrics reflecting one or more of the following business measurements of the Company as a whole, or any of its subsidiaries or divisions: revenues, profitability, earnings (including without limitation earnings per share, earnings per share growth, earnings before taxes or earnings before interest, depreciation, taxes and amortization) return on assets, return on equity, economic value created, successful acquisitions of other companies or assets, successful dispositions of subsidiaries, divisions or departments, share market prices, return to stockholders, market share, or cost or expense control, any of which may be expressed as absolute goals or goals in relation to previous performance or comparable companies or industry indexes, or otherwise based on the business criteria as determined by the committee.

In November 2003, the committee granted LTIP awards to the Company’s Chief Executive Officer and its President for the fiscal 2004-2006 performance period. In January 2005 and January 2006, the committee granted additional LTIP awards to the same individuals for the 2005-2007 performance period and the 2006-2008 performance period, respectively. These awards are only payable if the Company achieves, on an overall basis for the applicable performance periods, specified goals for earning per share growth.

•	Stock Options and Restricted Stock Awards: Executive officers are eligible to receive annual grants of stock options, which have historically been granted as nonqualified stock options. The awards are intended to retain and motivate executive officers to improve stock price performance. Awards are granted at the fair market value of the Company’s common stock at the date of grant. Awards are based on an evaluation of past granting practices, Company performance and the individual executive’s performance and responsibilities. Certain executive officers have also received restricted stock awards pursuant to the Company’s 2006 Restricted Stock Plan. These awards were intended to retain and motivate key executive officers with respect to the acquisition of, and the integration activities associated with, Skis Rossignol, S.A.

CEO Compensation

In December 2006, the Compensation Committee approved an amendment to Mr. McKnight’s employment agreement establishing his minimum annual base salary at $950,000, a level the committee believed to be at or above the midpoint of base salaries for chief executives at similarly situated companies, given the multiple functions performed by Mr. McKnight and the committee’s assessment of his performance.

For fiscal 2006, Mr. McKnight earned $1,117,600 of incentive compensation under the LTIP based on the achievement of average annual earnings per share growth of 19% during the fiscal 2004-2006 performance period. In addition, the Compensation Committee also awarded Mr. McKnight a discretionary bonus of $125,000 based on the overall performance of the Company during fiscal 2006. On December 27, 2005, the Compensation Committee granted Mr. McKnight an option to purchase 200,000 shares of common stock with a per share exercise price equal to the fair market value on the date of grant (i.e., $13.77). The options granted to Mr. McKnight were in recognition of his personal performance and leadership role and the Company’s performance for the year ended October 31, 2005. This stock option grant has a term of ten years and vests in three equal annual installments commencing December 27, 2006. In September 2006, Mr. McKnight was also awarded 60,000 shares of restricted common stock. The restricted stock award to Mr. McKnight was in recognition of his contribution related to the Company’s acquisition of Rossignol, and as an incentive with respect to the long-term integration activities with respect to such acquisition.

The Compensation Committee of
the Board of Directors

Douglas K. Ammerman
William M. Barnum, Jr.
Michael H. Gray

February 6, 2007

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

AUDIT COMMITTEE REPORT

The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of the Company’s financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the 2006 fiscal year with management.

The Audit Committee also reviewed and discussed with Deloitte & Touche LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, which were received by the Audit Committee. The Audit Committee has also considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with their independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee of
the Board of Directors

Douglas K. Ammerman
William M. Barnum, Jr.
Charles E. Crowe
Michael H. Gray

February 6, 2007

The above report of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has not yet selected the Company’s independent auditors for the fiscal year ended October 31, 2007. The Audit Committee of the Board of Directors will make its selection after it has received and reviewed audit proposals for the year.

Deloitte & Touche LLP (“Deloitte”) was the independent public auditor for the Company for the fiscal year ended October 31, 2006. Representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

Audit and All Other Fees

The fees billed to the Company by Deloitte for the indicated services were as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$2,526,000	$2,466,000
Audit-Related Fees(2)	114,000	356,000
Tax Fees(3)	1,351,000	962,000
All Other Fees(4)	-0-	-0-

(1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, Section 404 attest services, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit plan audits; due diligence related to mergers and acquisitions; and consulting on financial accounting/reporting standards.

(3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes: preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

Under its Charter, the Audit Committee must pre-approve all engagements of the Company’s independent auditor unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the committee. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. At each subsequent Audit Committee meeting, the committee will receive updates on the services actually provided by the independent auditor, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if the Company proposed to execute a financing on an accelerated timetable. If the Chairman so approves any such engagements, he will report that approval to the full committee at the next committee meeting.

Since November 1, 2004, each new engagement of Deloitte has been approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Laurent Boix-Vives

Mr. Laurent Boix-Vives, the former Chairman of the Board of Directors and Chief Executive Officer of Skis Rossignol S.A. (“Rossignol”) prior to the Company’s acquisition of Rossignol in July 2005, was appointed to the Company’s Board of Directors in December 2005.

On April 12, 2005, the Company entered into an acquisition agreement with Mr. Boix-Vives, his wife Ms. Jeannine Boix-Vives, his daughters Ms. Christine Boix-Vives and Ms. Sylvie Bernard, and SDI Société de Services et Développement, a Swiss corporation owned by the Boix-Vives family (collectively, the “Boix-Vives Family”), to directly and indirectly acquire their Rossignol stock, minority shareholdings held by the Boix-Vives Family in certain subsidiaries of Rossignol, and a controlling interest in a holding company (the “Holding Company”) which also held Rossignol shares. The Company also made an advance cash payment to the Boix-Vives Family in an amount of approximately $8.4 million, and deposited approximately $50.7 million into escrow. At the July 26, 2005 closing, the Company, among other things: (i) released the $50.7 million held in escrow to the Boix-Vives Family, (ii) paid an additional approximately $13.5 million to the Boix-Vives Family, and (iii) issued to the Boix-Vives Family 2,150,038 shares of the Company’s common stock. The Boix-Vives Family is prohibited from selling the shares of common stock of the Company that they received in the transaction until July 26, 2008. As required by the acquisition agreement, the Company also initiated a cash tender offer for, and ultimately purchased, all of the remaining shares of Rossignol not controlled by the Boix-Vives Family.

The Company now owns all of the common shares in the Holding Company, which owns 44.46% of Rossignol’s economic interest and 56.90% of Rossignol’s voting rights. The remaining 55.54% of Rossignol’s economic interest and 43.10% voting rights in Rossignol are held by the Company or its other subsidiaries. The Boix-Vives Family continues to own restricted shares in the Holding Company. Beginning in April of 2010, the Company has a call option to purchase, and the Boix-Vives Family has a put option to require the Company to purchase, the restricted shares for an aggregate purchase price of approximately $32.5 million plus interest. The Company has accounted for the option price as deferred purchase price. The restricted shares, which secure the Company’s call option, have limited voting and other rights and the Boix-Vives Family is prohibited from transferring these shares to a third party until April 12, 2015, subject to limited exceptions.

In addition, pursuant to a consulting agreement dated April 12, 2005 between the Company and the Boix-Vives Family, the Boix-Vives Family will provide advisory and consulting services to the Company for a period of five years following July 26, 2005, including with respect to the branding and marketing strategy of Rossignol and its subsidiaries, their relations with the press, distributors, customers and local representatives, as well as the organization of the 100th anniversary of the Rossignol brand in 2007. The aggregate consideration payable to the Boix-Vives Family for such services over the five year period is approximately €3,900,000, €1,190,000 of which has been paid since November 1, 2005. The Company also reimburses the Boix-Vives Family for reasonable expenses incurred in connection with its provision of advisory and consulting services to the Company.

As part of the acquisition of Rossignol, the Company also acquired approximately 64% of Roger Cleveland Golf Company, Inc. (“Cleveland Golf”) while the Boix-Vives Family retained approximately 36% of Cleveland Golf. The Company and the Boix-Vives Family have entered into a shareholders’ agreement with respect to their respective holdings in Cleveland Golf. The shareholders’ agreement provides that Mr. Boix-Vives shall be appointed the Chairman of the Board of Directors of Cleveland Golf, and that he shall remain in such position as long as the Boix-Vives Family remains a shareholder of Cleveland Golf, and the agreement further provides that the Boix-Vives Family will not interfere in the management of Cleveland Golf, other than to exercise their rights as shareholders of Cleveland Golf and for Mr. Boix-Vives to perform his duties as Chairman. The Company is obligated to ensure that Cleveland Golf distributes to its shareholders each year at least 20% of its distributable income earned in the prior fiscal year. Also, Mr. Boix-Vives, through a company that is wholly owned by the Boix-Vives Family, receives €300,000 per year for his services as the Chairman of the Board of Directors of Cleveland Golf, as well as the reimbursement of reasonable expenses incurred in connection with his services as Chairman.

The Boix-Vives Family and the Company are prohibited from transferring their shares in Cleveland Golf to a third party until October 12, 2009. Between October 12, 2009 and April 12, 2012, the Company has a preemptive right to purchase any shares proposed to be transferred by the Boix-Vives Family and the Boix-Vives Family has a preemptive right to purchase any shares proposed to be transferred by the Company. In the event the Company proposes to transfer control of Cleveland Golf to a third party between October 12, 2009 and April 12, 2012, the Boix-Vives Family has the right to have their shares in Cleveland Golf included in such transfer upon the same terms. Beginning in April of 2012, the Company has a call option to purchase, and, beginning in October 2009, the Boix-Vives Family has a put option to require the Company to purchase, the Boix-Vives Family interest in Cleveland Golf. The put and call option price will be paid exclusively in cash, will be determined by reference to a multiple of (i) the weighted average of Cleveland Golf’s profits before non-recurring items in the three years preceding the exercise of the put or call option, as the case may be, applying a multiple of one for the most remote year, two for the second year and three for the most recent year before such exercise, and (ii) the Company’s price earnings ratio based on (a) the daily weighted average price of its common stock during a 60-day trading period on the New York Stock Exchange and (b) the Company’s net earnings per share before non-recurring items, on a non-diluted basis, for the fiscal year preceding the exercise of the put or call option, as the case may be, provided that such price earnings ratio may not be lower than 15 to one or higher than 17 to one.

Following the Company’s acquisition of Rossignol, the Company repaid the majority of Cleveland Golf’s outstanding indebtedness under its third party lines of credit, totaling approximately $5.0 million, and its outstanding intercompany indebtedness with a U.S. subsidiary of Rossignol, totaling approximately $30.0 million. Also, since November 1, 2005, Cleveland Golf has borrowed approximately $8.0 million from the Company through the Company’s borrowings on its Credit Agreement. The aggregate amount of the indebtedness repaid by the Company for the benefit of Cleveland Golf, and the subsequent amount of indebtedness borrowed from the Company, is subject to an intercompany revolving line of credit that bears a variable interest rate, currently at of 6.7% per year. The Company also included Cleveland Golf as a guarantor under its Credit Agreement dated April 12, 2005, as amended, by and between the Company, Quiksilver Americas, Inc., JP Morgan Chase Bank, N.A., JP Morgan Chase Bank, N.A., London Branch and the other banks and financial institutions that are parties to such agreement from time to time (the “Credit Agreement”). In connection with Cleveland Golf’s guaranty under the Credit Agreement, it pledged certain of its assets to secure the Company’s indebtedness thereunder.

Under the terms of the Company’s Indenture Agreement by and between the Company, certain of the Company’s subsidiaries and the Wilmington Trust Company dated July 22, 2005 (the “Indenture”), the Company also included Cleveland Golf as a guarantor of the $400,000,000 of 6 7/8% Senior Notes issued by the Company pursuant to such Indenture.

Cleveland Golf also sells certain of its products to the Company’s subsidiaries in Europe and Japan pursuant to distribution arrangements. The pricing and other material terms related to such distribution agreements are no more favorable to Cleveland Golf than its distribution arrangements with its unrelated third party distributors. Since November 1, 2005, the Company’s other subsidiaries have purchased approximately $19.4 million of products from Cleveland Golf.

Family Relationships

The Company currently employs one individual with a familial relationship to Robert B. McKnight, Jr., the Company’s Chairman and Chief Executive Officer. Mr. McKnight’s sister is employed by the Company and receives an annual base salary of $71,400 and is eligible for a discretionary bonus. Her total compensation for fiscal 2006 was approximately $75,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater-than ten percent beneficial owners were satisfied.

NOMINATIONS AND STOCKHOLDER PROPOSALS

The Bylaws of the Company require that all nominations for persons to be elected directors, other than those made by the Board of Directors, be made pursuant to written notice to the Company’s Secretary. The notice must be received not less than 30 nor more than 60 days prior to the meeting at which the election will take place (or not later than 10 days after notice of public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the stockholder’s name and address as they appear on the Company’s books and the class and number of shares of stock beneficially owned by such stockholder. No material changes have been made to the procedures by which security holders may recommend nominees to the Company’s Board of Directors.

In addition, the Bylaws require that for business to be properly brought before an annual meeting by a stockholder, the Secretary must have received written notice thereof not less than 30 nor more than 60 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of the meeting). The notice must set forth (i) a brief description of the business desired to be brought before the meeting; (ii) the stockholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares of stock beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

Any proposal of a stockholder intended to be presented at the Company’s 2008 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than October 22, 2007.

COMMUNICATIONS WITH DIRECTORS

Company stockholders and other interested parties who want to communicate with the Board of Directors, the non-management directors as a group, the Presiding Independent Director or any other individual director should write to:

Quiksilver, Inc.
c/o Secretary/Board Communications
15202 Graham Street
Huntington Beach, CA 92649

Pursuant to procedures established by the Company’s non-management directors, the Company reviews each communication sent in accordance with the above instructions and forwards such communication to the specified person or persons for response. The Company will not forward any incoherent, obscene or similarly inappropriate communication, or any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about the Company, form letters, spam, invitations and other forms of mass mailings), unless requested by a director or at management’s discretion.

At each Board of Directors meeting, a summary of all such communications received since the last meeting that were not forwarded will be presented, and those communications will be available to directors on request.

ANNUAL REPORT

The Company’s Annual Report containing audited financial statements for the fiscal year ended October 31, 2006 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 2006, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF STEVEN L. BRINK, CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

QUIKSILVER, INC.

ROBERT B. McKNIGHT, JR.
Chairman of the Board and Chief
Executive Officer

Huntington Beach, California
February 16, 2007

APPENDIX A

QUIKSILVER, INC.

Charter for Audit Committee
(Adopted February 11, 2004)

ARTICLE I

FORMATION

The Board of Directors of Quiksilver, Inc., a Delaware corporation (the “Company”), has established the Audit Committee pursuant to Section 141(c)(2) of the Delaware General Corporation Law and Article III, Section 10 of the Company’s Bylaws.

ARTICLE II

COMPOSITION

The Audit Committee (the “Committee”) shall be comprised of not less than three members of the Board of Directors of the Company. Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors. The Committee members will be appointed by the Board of Directors and may be removed by the Board in its discretion. Each member shall be independent as defined in the listing standards of the New York Stock Exchange in effect from time to time (referred to below as the “Listing Standards”) and the Board of Directors shall have affirmatively determined that the member is independent. As more clearly set forth in the Listing Standards, members must not have any current or past relationships with the Company which would interfere with their exercise of independent judgment or otherwise fail to meet the independent standards set forth in the Listing Standards. In addition, the members of the Committee also shall satisfy the following requirements:

•	Each member shall be “financially literate” as determined by the Board of Directors. A director shall be considered “financially literate” if by reason of his or her educational, professional or business background, the director is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and statement of cash flows.

•	At least one member of the Committee must have accounting or related financial management expertise and, to the extent reasonably possible, otherwise satisfy the standards of an “audit committee financial expert” as defined in Regulation S-K Item 401(e) adopted by the Securities and Exchange Commission (the “SEC”).

•	Other than in his or her capacity as a member of the Board of Directors or of a committee thereof, no director who, directly or indirectly, accepts any consulting, advisory, or other compensatory fee from the Company as determined pursuant to SEC Rule 10A-3(b)(1) shall be eligible to serve as a member of the Committee.

•	No director who is an “affiliated person” of the Company as defined by SEC Rule 10A-3(e)(i) shall be eligible to serve as a member of the Committee.

ARTICLE III

PURPOSE AND RESPONSIBILITIES

The primary purpose of the Committee shall be to: (i) assist the Board of Directors in discharging its responsibilities to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors qualifications and independence, and the performance of the Company’s internal audit function and independent auditors; (ii) have direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

and (iii) produce an audit committee report for inclusion in the Company’s proxy statement. The Committee’s responsibilities shall include the following:

A.	Pre-Approval of Auditor Services

•	All audit services, including the provision of comfort letters in connection with securities offerings, and non-audit services provided to the Company by the Company’s auditors shall be approved in advance by the Committee, except with respect to non-audit, review or attest services if:

•	The aggregate amount of all such non-audit services provided to the Company constitute less than 5% of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided;

•	The services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	The services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

If the Committee approves an audit service within the scope of engagement of the independent auditor, the audit service shall be deemed to have been preapproved for purposes of this Article III, A. The Committee may delegate to one or more of its members the authority to grant pre-approvals. Any decision by a member to whom such authority has been delegated shall be presented to the Committee at its next meeting.

•	The independent auditor and any person associated with the independent auditor (to the extent determined appropriate by the SEC) shall not provide contemporaneously with the audit, and the Committee shall not approve, any of the following as defined under SEC Reg. S-X, Rule 2-01(c)(4):

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

B.	Oversight of Independent Auditing Services

•	Meet with the independent auditors to review and approve the plan and scope for each audit of the Company’s financial statements and related services, including proposed fees to be incurred with respect thereto.

•	Review and recommend action with respect to the results of each independent audit of the Company’s financial statements, including problems encountered in connection with such audit, difficulties with management’s response and recommendations of the independent auditors arising as a result of such audit.

•	Discuss with the Company’s independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61 (“SAS 61”), as may be amended or supplemented.

•	At least annually, discuss with the independent auditors their independence and receive each of the following in writing:

•	Disclosure of all relationships between the auditors and their related entities and the Company and its related entities that in the auditors’ professional judgment may reasonably be thought to bear on independence; and

•	Confirmation that, in the auditors’ professional judgment, they are independent of the Company within the meaning of the federal securities laws.

•	The independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Discuss with the Company’s independent auditors any relationships or services disclosed by the independent auditors that may impact the objectivity and independence of the independent auditors and recommend to the Board of Directors any actions in response to the independent auditors’ disclosures to satisfy itself of the independent auditors’ independence.

•	Evaluate the performance of the Company’s independent auditors and present its conclusions and any recommendation to the Board of Directors regarding the Company’s independent auditors.

•	Obtain and review the reports of the Public Company Accounting Oversight Board with respect to the Company’s independent auditors when such reports are made publicly available.

C.	Financial Statements

•	Resolve any disagreements between management and the independent auditors regarding financial reporting.

•	Receive the report of the independent auditor that performs for the Company any audit required by the Exchange Act with respect to each of the following:

•	All critical accounting policies and practices to be used;

•	All alternative treatments of financial information within Generally Accepted Accounting Principles that have been discussed with management officials of the Company, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other material written communications between the independent auditor and the Company such as any management letter or schedule of unadjusted differences.

•	Review and discuss with the Company’s independent auditors and management the Company’s audited financial statements, including the Company’s disclosures under “Management Discussion and Analysis of Financial Conditions and Results of Operations.

•	Based on (1) its review and discussions with management of the Company’s audited financial statements; (2) its discussion with the independent auditors of the matters to be communicated pursuant to SAS 61; and (3) the written disclosures from the Company’s independent auditors regarding independence, recommend to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•	Review and discuss with the Company’s independent auditors and management the Company’s quarterly financial statements, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations”.

•	Review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

D.	Internal Controls

•	Review with the Company’s independent auditors and financial management the adequacy and effectiveness of the Company’s system of internal accounting controls, including the adequacy of such controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•	Prior to the Company’s filing of any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, receive the following disclosures from the Company’s principal executive officer and principal financial officer with respect to the following:

•	All significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	All material weaknesses in internal controls identified by such officers to the Company’s independent auditors; and

•	Any fraud, whether material or not material, that involves management of the Company or other employees who have a significant role in the Company’s internal controls.

•	Obtain the attestation and report of the Company’s independent auditors on the assessment made by the Company’s management in the Company’s Annual Report on Form 10-K of the effectiveness of the Company’s internal control structure and procedures for financial reporting.

•	Review the scope and results of the Company’s internal auditing procedures and practices and oversee the effectiveness thereof.

E.	Management Conduct Policies

•	Establish procedures for:

•	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review from time to time the code of ethics for senior financial officers of the Company which includes those standards that the Committee has determined to be reasonably necessary to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company under the Exchange Act; and

•	Compliance with applicable governmental rules and regulations.

•	Make interpretations from time to time as to the scope and application of the Company’s senior financial officer conduct policies.

•	Review and approve or disapprove proposed transactions between the Company and its employees (other than employment related transactions) or directors.

•	Receive any report required to be made by the Company’s attorneys pursuant to the standards adopted by the SEC for professional conduct of attorneys appearing and practicing before the SEC.

F.	Other Duties

•	Meet separately, periodically, with management, with internal auditors and with independent auditors.

•	Discuss policies with respect to risk assessment and risk management.

•	Produce an annual report for inclusion in the proxy statement as the Audit Committee Report.

•	Set clear hiring policies for employees or former employees of the Company’s independent auditors.

•	Make regular reports to the Board and propose any necessary action to the Board.

•	Evaluate its performance as the Audit Committee on an annual basis.

•	At least annually, review the adequacy of this Charter and recommend to the Company’s Board of Directors any changes to this Charter that the Committee deems necessary or desirable.

•	Perform such other specific functions as the Company’s Board of Directors may from time to time direct, and make such investigations and reviews of the Company and its operations as the Chief Executive Officer or the Board of Directors may from time to time request.

ARTICLE IV

AUTHORITY AND PROCEDURES

The Committee shall meet at least four times a year and shall keep regular minutes of its meetings. The Committee, as it may determine to be appropriate, may meet in separate executive sessions with other directors, the CEO and other Company employees, agents or representatives invited by the Committee. The Committee’s Chairman shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee. The Chairman of the Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Committee is at all times authorized to have direct, independent access to the Company’s other directors and management. The Committee shall have the power to hire independent legal, financial or other advisors, as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. Such power shall include, but not be limited to, authorizing such expenditures by the Company as it shall determine necessary for payment to (1) the independent auditor employed by the Company for purposes of rendering or issuing an audit report, and (2) any advisors employed by the Committee. The Company’s independent auditors shall report directly to the Committee. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittee is composed entirely of independent directors and has a published committee charter.

APPENDIX B

QUIKSILVER, INC.

2000 STOCK INCENTIVE PLAN1

(As Amended and Restated through March 16, 2007)

ARTICLE ONE

GENERAL PROVISIONS

1.1.  PURPOSE OF THE PLAN

This amended and restated 2000 Stock Incentive Plan is intended to promote the interests of Quiksilver, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

1.2.  STRUCTURE OF THE PLAN

A. The Plan as hereby amended and restated shall be divided into four separate equity incentive programs:

•	the Discretionary Option Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

•	the Restricted Stock Program, under which eligible persons may be awarded restricted shares of Common Stock by and at the discretion of the Plan Administrator, that vest upon, among other things, the completion of a designated service period and/or the attainment of pre-established performance milestones or other criteria,

•	the Restricted Stock Unit Program, under which eligible persons may be awarded restricted stock units by and at the discretion of the Plan Administrator, that vest upon, among other things, the completion of a designated service period and/or the attainment of pre-established performance milestones or other criteria, and

•	the Director Automatic Grant Program under which Eligible Directors shall automatically receive option grants and restricted shares of Common Stock at designated intervals over their period of Board service.

B. The provisions of Articles One and Six shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

1.3.  ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to Section 16 Insiders. Administration of the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards to members of the Primary Committee must be authorized and approved by a disinterested majority of the Board.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the

1 All share amounts in this document have been revised to reflect a 2 for 1 stock split effected through a stock dividend on April 30, 2003 and a 2 for 1 stock split effected through a stock dividend on April 27, 2005.

functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs under its jurisdiction or any Award thereunder.

D. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.

E. Administration of the Director Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Award under that program.

1.4.  ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Option Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable and the maximum term for which the Award is to remain outstanding and (ii) with respect to Awards under the Restricted Stock and Restricted Stock Unit Programs, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each Award, the vesting schedule applicable to the shares subject to such Award, and the purchase price, if any, for such shares.

C. The Plan Administrator shall have the absolute discretion to grant options, Restricted Stock and Restricted Stock Units in accordance with the Discretionary Option Grant Program, the Restricted Stock Program and the Restricted Stock Unit Program, respectively.

D. Eligible Directors for purposes of the Director Automatic Grant Program shall be limited to members of the Board who are not, at the time of such determination, employees of the Corporation (or any Parent or Subsidiary).

1.5.  STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 33,444,836 shares. Such share reserve consists of (i) the number of shares estimated to remain available for issuance, as of the Plan Effective Date, under the Predecessor Plans as last approved by the Corporation’s stockholders, including the shares subject to outstanding options under those Predecessor Plans, (ii) an increase of 2,000,000 shares approved by the Corporation’s stockholders in connection with the adoption of this Plan, (iii) an increase of 2,800,000 shares approved by the Corporation’s stockholders on March 30, 2001, (iv) an increase of 2,400,000 shares approved by the Corporation’s stockholders on March 26, 2002 (v) an increase of 3,200,000 shares approved by the Corporation’s stockholders on March 28, 2003, (vi) an increase of 5,600,000 shares approved by the Corporation’s stockholders on March 26, 2004, (vii) an increase of 1,500,000 shares approved by the Corporation’s stockholders on March 24, 2005, (viii) an increase of 1,000,000 shares approved by the Corporation’s stockholders on March 24, 2006 and (ix) an increase of 2,000,000 shares approved by the Corporation’s stockholders on March 16, 2007.

B. No one person participating in the Plan may receive Awards for more than 800,000 shares of Common Stock in the aggregate per calendar year. To the extent required by Section 162(m) of the Code, shares subject to options or stock appreciation rights which are canceled shall continue to be counted against the limit.

C. The maximum number of shares of Common Stock reserved for issuance pursuant to Awards of Restricted Stock and Restricted Stock Units under the Plan is 800,000.

D. Shares of Common Stock subject to outstanding Awards (including options incorporated into this Plan from the Predecessor Plans) shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently canceled or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the issuance of shares under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or the gross number of shares issued under the Plan, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. Shares of Common Stock underlying one or more stock appreciation rights exercised under the Plan shall NOT be available for subsequent issuance under the Plan.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors, (iv) the number and/or class of securities and the exercise or base price per share (or any other cash consideration payable per share) in effect under each outstanding Award under the Discretionary Option Grant and Director Automatic Grant Programs, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans, (vi) the number and/or class of securities subject to each outstanding Award under the Restricted Stock and Restricted Stock Unit Programs and the cash consideration (if any) payable per share thereunder, and (vii) the maximum number of shares which may be issued pursuant to Awards of Restricted Stock and Restricted Stock Units under the Plan. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

2.1.  OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.  EXERCISE PRICE.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date. The Plan Administrator may not reset the exercise price of outstanding options and may not grant new options in exchange for the cancellation of outstanding options with a higher exercise price.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.  EXERCISE AND TERM OF OPTIONS.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.  EFFECT OF TERMINATION OF SERVICE.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, then all those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which that option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post- Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D.  STOCKHOLDER RIGHTS.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.  REPURCHASE RIGHTS.  The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.  TRANSFERABILITY OF OPTIONS.  The transferability of options granted under the Plan shall be governed by the following provisions:

(i)  Incentive Options.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii)  Non-Statutory Options.  Non-Statutory Options shall be subject to the same restriction as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members or to a trust established exclusively for Optionee and/or one or more such Family Members or to Optionee’s former spouse, to the extent such assignment is in connection with Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii)  Beneficiary Designation.  Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

2.2.  INCENTIVE OPTIONS

The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 2.2, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section 2.2.

A.  ELIGIBILITY.  Incentive Options may only be granted to Employees.

B.  DOLLAR LIMITATION.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitation on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C.  10% STOCKHOLDER.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

2.3.  CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. No Award outstanding under the Discretionary Option Grant Program at the time of a Corporate Transaction shall vest and become exercisable on an accelerated basis if and to the extent that (i) such Award is, in connection with the Corporate Transaction, assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction or (ii) such Award is replaced with a cash incentive program of the successor corporation which preserves the spread (the excess of the Fair Market Value of those shares over the exercise price in effect for the shares) existing at the time of the Corporate Transaction on the shares of Common Stock as to which the Award is not otherwise at that time vested and exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those shares or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, each Award outstanding under the Discretionary Option Grant Program at the time of the Corporate Transaction shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Corporate Transaction, vest and become exercisable as to all shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully vested shares of Common Stock.

B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or otherwise continue in full force and effect pursuant to the express terms of the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Corporate Transaction, all outstanding Awards under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction or otherwise expressly continued in full force and effect pursuant to the express terms of the Corporate Transaction.

D. Each Award which is assumed in connection with a Corporate Transaction or otherwise continued in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the

Award been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding Award, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding Awards under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall, immediately prior to the effective date of such Corporate Transaction, vest and become exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate at the time of such Corporate Transaction and shall not be assignable to the successor corporation (or parent thereof), and the shares subject to those terminated rights shall accordingly vest in full at the time of such Corporate Transaction.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall immediately vest and become exercisable for all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those Awards do not otherwise vest on an accelerated basis. Any Awards so accelerated shall remain exercisable as to fully vested shares until the expiration or sooner termination of their term. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall, immediately prior to the effective date of a Change in Control or Hostile Take-Over, as the case may be, vest and become exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Change in Control or Hostile Take-Over, as the case may be, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding Awards under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the Involuntary Termination of the Optionee’s Service within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control or Hostile Take-Over, as the case may be. Each Award so accelerated shall remain exercisable for fully vested shares until the expiration or sooner termination of their term.

H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

I. Awards outstanding shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

2.4.  STOCK APPRECIATION RIGHTS

A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

(i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such shares.

(ii) No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

(iii) If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) five (5) business days after the receipt of the rejection notice or (b) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.

C. The following terms shall govern the grant and exercise of limited stock appreciation rights:

(i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.

(ii) Upon the occurrence of a Hostile Take-Over, each individual holding one or more options with such a limited stock appreciation right shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to such option (whether or not the option is otherwise at that time exercisable for those shares) over (B) the aggregate exercise price payable for those shares. Such cash distribution shall be paid within five (5) days following the option surrender date.

(iii) At the time such limited stock appreciation right is granted, the Plan Administrator shall pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution.

ARTICLE THREE

RESTRICTED STOCK PROGRAM

3.1.  RESTRICTED STOCK TERMS

A.  ISSUANCES.  Shares of Restricted Stock may be issued under the Restricted Stock Program at the discretion of the Plan Administrator through direct and immediate issuances without any intervening option grants. Each such issuance of Restricted Stock shall be evidenced by a Restricted Stock Agreement that complies with the terms specified below and such other provisions as the Plan Administrator shall determine. Participants shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Agreement until the Participant has paid the full purchase price, if any, to the Corporation and has executed and delivered to the Corporation the applicable Restricted Stock Agreement.

B.  PURCHASE PRICE.

1. The purchase price per share of Restricted Stock issued under the Restricted Stock Program shall be fixed by the Plan Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.

2. Shares of Restricted Stock may be issued under the Restricted Stock Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation; or

(ii) any other valid form of consideration permissible under the Delaware General Corporation Law at the time such shares are issued.

C.  VESTING PROVISIONS

1. Shares of Restricted Stock issued under the Restricted Stock Program may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The elements of the vesting schedule applicable to any unvested shares of Restricted Stock issued under the Restricted Stock Program shall be determined by the Plan Administrator and incorporated into the Restricted Stock Agreement.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Restricted Stock Program so that the shares of Restricted Stock subject to those Awards shall vest upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii) and (vii) above, the Plan Administrator may, at the time the Awards under the Restricted Stock Program are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the Award attributable to that performance objective shall be interpolated on a straight-line basis.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Restricted Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Restricted Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4. The Participant shall have full voting rights with respect to any shares of Restricted Stock issued to the Participant under the Restricted Stock Program, whether or not the Participant’s interest in those shares is vested. Unless otherwise provided by the Plan Administrator in the Restricted Stock Agreement, Participant shall also have the right to receive any regular cash dividends paid on such shares. The Plan Administrator may apply any restrictions to the dividends that the Plan Administrator deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of shares of Restricted Stock is designed to comply with the requirements of the performance-based exception from the tax deductibility limitations of Code Section 162(m), the Plan Administrator may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such shares of Restricted Stock, such that the dividends and/or the shares of Restricted Stock maintain eligibility for such exception.

5. The effect which death, Permanent Disability, termination of Service (other than for Misconduct) or other event designated by the Plan Administrator is to have upon the vesting schedule of a Restricted Stock Award shall be determined by the Plan Administrator and incorporated into the Restricted Stock Agreement.

6. Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more unvested shares of Restricted Stock, then all such unvested shares of Restricted Stock shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares of Restricted Stock were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the surrendered shares.

7. Should the Participant cease to remain in Service while holding one or more unvested shares of Restricted Stock issued under the Restricted Stock Program or should the performance objectives or other criteria not be attained with respect to one or more such unvested shares of Restricted Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the surrendered shares.

8. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Restricted Stock (or other assets attributable thereto) which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives or other criteria applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Restricted Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives or other criteria. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section 3.2.D of this Article Three.

3.2.  CORPORATE TRANSACTION/CHANGE IN CONTROL

A. No shares of Restricted Stock shall vest at the time of a Corporate Transaction on an accelerated basis if and to the extent that (i) the Restricted Stock Agreement is, in connection with the Corporate Transaction, continued or assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction, (ii) substitution of new agreements of comparable value covering shares of the successor corporation (or parent thereof) in exchange for such shares of Restricted Stock, with appropriate adjustments as to the number and kind of shares and purchase price, is provided for pursuant to the express terms of the Corporate Transaction or (iii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, immediately prior to the effective date of the Corporate Transaction, all the shares of Restricted Stock shall automatically vest in full.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares of Restricted Stock are issued or at any time while they remain outstanding under the Plan, to provide that the unvested shares of Restricted Stock shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with or following such transactions, including termination of Service.

C. If the Restricted Stock Agreement is continued or assumed by a successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Corporate Transaction or such accelerated vesting is precluded by other limitations imposed by the Plan Administrator, each outstanding Award under the Restricted Stock Program in effect shall be adjusted immediately after the consummation of that Corporate Transaction to apply to the number and class of securities into which the shares of Restricted Stock subject to the Award immediately prior to the Corporate Transaction would have been converted upon consummation of such Corporate Transaction had those shares actually been outstanding and vested at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided that the aggregate amount of such consideration shall remain the same.

D. The Plan Administrator’s authority under Paragraph B of this Section 3.2 shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph B of this Section 3.2 may result in their loss of performance-based status under Code Section 162(m).

3.3.  TRANSFERABILITY OF RESTRICTED STOCK

Unvested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Agreement, such shares of Restricted Stock shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.

3.4.  DELIVERY OF SHARES/LEGENDS

Unvested shares of Restricted Stock may, in the Plan Administrator’s discretion, be issued in book entry or certificate form and shall remain in the possession or control of the Corporation until such shares have vested, and all other conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable Withholding Tax), in accordance with the terms of the Restricted Stock Agreement. If issued in certificate form, such certificates shall include such restrictive legends as deemed appropriate by the Plan Administrator. The Plan Administrator may require a stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated.

ARTICLE FOUR

RESTRICTED STOCK UNIT PROGRAM

4.1.  RESTRICTED STOCK UNIT TERMS

A.  ISSUANCES.  Restricted Stock Units which entitle the Participant to receive shares of Common Stock underlying those units over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine may be issued under the Restricted Stock Unit Program at the discretion of the Plan Administrator. Each such issuance of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Agreement that complies with the terms specified below and such other provisions as the Plan Administrator shall determine. Participants shall have no rights with respect to the Restricted Stock Units covered by a Restricted Stock Unit Agreement until the Participant has paid the full purchase price, if any, to the Corporation and has executed and delivered to the Corporation the applicable Restricted Stock Unit Agreement.

B.  PURCHASE PRICE.

1. The purchase price for Restricted Stock Units issued under the Restricted Stock Unit Program shall be fixed by the Plan Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.

2. Restricted Stock Units may be issued under the Restricted Stock Unit Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation; or

(ii) any other valid form of consideration permissible under the Delaware General Corporation Law at the time such units are issued.

C.  VESTING PROVISIONS

1. Restricted Stock Units issued under the Restricted Stock Unit Program may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives or such other criteria as the Plan Administrator shall determine. The elements of the vesting schedule applicable to any unvested Restricted Stock Units issued under the Restricted Stock Unit Program shall be determined by the Plan Administrator and incorporated into the Restricted Stock Unit Agreement.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Restricted Stock Unit Program so that the Restricted Stock Units subject to those Awards shall vest upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii) and (vii) above, the Plan Administrator may, at the time the Awards under the Restricted Stock Unit Program are made, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the Award attributable to that performance objective shall be interpolated on a straight-line basis.

3. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a Restricted Stock Unit until that Award vests, all other conditions and restrictions applicable to such Restricted Stock Unit have been satisfied or lapsed (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Unit Agreement, and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding Restricted Stock Unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

4. The effect which death, Permanent Disability, termination of Service (other than for Misconduct) or other event designated by the Plan Administrator is to have upon the vesting schedule of a Restricted Stock Unit Award shall be determined by the Plan Administrator and incorporated into the Restricted Stock Unit Agreement.

5. Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more unvested Restricted Stock Units, then all such unvested Restricted Stock Units shall be immediately and automatically canceled, no shares of Common Stock will be issued in satisfaction of those units, and the Participant shall have no further rights with respect to those units. To the extent the canceled Restricted Stock Units were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the canceled units.

6. Should the Participant cease to remain in Service while holding one or more unvested Restricted Stock Units issued under the Restricted Stock Unit Program or should the performance objectives not be attained with respect to one or more such unvested Restricted Stock Units, then those units shall be immediately and automatically canceled, no shares of Common Stock will be issued in satisfaction of those units, and the Participant shall have no further rights with respect to those units. To the extent the canceled Restricted Stock Units were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same form of consideration as the Participant paid for the canceled units.

7. Outstanding Restricted Stock Units under the Restricted Stock Unit Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those units, if the performance goals or other criteria established for such units or the Service requirements established for such units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Restricted Stock Units as to which the designated performance goals or other criteria or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Awards of Restricted Stock Units which were at the time of grant intended to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section 4.2.D of this Article Four.

4.2.  CORPORATE TRANSACTION/CHANGE IN CONTROL

A. No Restricted Stock Units shall vest at the time of a Corporate Transaction on an accelerated basis if and to the extent that (i) the Restricted Stock Unit Agreement is, in connection with the Corporate Transaction, continued or assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction, (ii) substitution of new agreements of comparable value covering shares of the successor corporation (or parent thereof) in exchange for such Restricted Stock Units, with appropriate adjustments as to the number and kind of shares and purchase price, is provided for pursuant to the terms of the Corporate Transaction or (iii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, immediately prior to the effective date of the Corporate Transaction, all the unvested Restricted Stock Units shall automatically vest in full.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested Restricted Stock Units are issued or at any time while they remain outstanding under the Plan, to provide that the unvested Restricted Stock Units shall immediately vest upon a Corporate Transaction or Change in Control or upon an event or events associated with or following such transactions, including termination of Service.

C. If the Restricted Stock Unit Agreement is continued or assumed by a successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction or such accelerated vesting is precluded by other limitations imposed by the Plan Administrator, each outstanding Award under the Restricted Stock Unit Program in effect shall be adjusted immediately after the consummation of that Corporate Transaction to apply to the number and class of securities into which the shares of Common Stock underlying those Restricted Stock Units subject to the Award immediately prior to the Corporate Transaction would have been converted in consummation of such Corporate Transaction had those units actually been outstanding and vested at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per unit thereunder, provided that the aggregate amount of such consideration shall remain the same.

D. The Plan Administrator’s authority under Paragraph B of this Section 4.2 shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph B of this Section 4.2 may result in their loss of performance-based status under Code Section 162(m).

4.3.  TRANSFERABILITY OF RESTRICTED STOCK UNITS

Until vested, Restricted Stock Units may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such Common Stock subject to such Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Unit Agreement, the shares of Common Stock subject to such Restricted Stock Unit shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.

4.4.  DELIVERY OF SHARES/COMPLIANCE WITH SECTION 409A

A. Upon vesting and satisfaction of all other conditions and restrictions applicable to the Restricted Stock Units (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Unit Agreement, certificates representing the shares of Common Stock underlying such Restricted Stock Units shall be issued to Participant.

B. Notwithstanding the foregoing, the Plan Administrator may permit or require a Participant to defer such Participant’s delivery of shares of Common Stock that would otherwise be due to such Participant with respect to the Restricted Stock Units. If any such deferral or election is required or admitted, the Plan Administrator shall, in its sole discretion, establish rules and procedures for such delivery deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rules promulgated thereunder.

ARTICLE FIVE

DIRECTOR AUTOMATIC GRANT PROGRAM

5.1.  TERMS

This Article Five of the Plan has been amended and restated effective as of February 16, 2007, subject to stockholder approval at the 2007 Annual Meeting of Stockholders. All options outstanding under the Automatic Option Grant Program on February 16, 2007 shall continue in full force and effect in accordance with the existing terms of the agreements evidencing those options, and no change in this amended and restated Article Five shall affect those options. In the event the stockholders do not approve the amended and restated provisions of this Article Five at the 2007 Annual Meeting of Stockholders, the provisions of the Automatic Option Grant Program as in effect immediately prior to this amendment and restatement shall remain in full force and effect.

A.  GRANT/ISSUANCE DATES.  Grants and issuances under this amended and restated Article Five shall be made on the dates specified below:

1. On the date of each annual meeting of stockholders, beginning with the 2007 Annual Meeting of Stockholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be issued 5,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 7,500 shares of Common Stock, provided that such individual has served as an Eligible Director for at least six (6) months. Notwithstanding the foregoing, all Eligible Directors at the Corporation’s 2007 Annual Meeting of Stockholders will be entitled to receive the grants set forth in this Section 5.1.A.1 even though they may not have served as an Eligible Director for six months prior to the date of such annual meeting. There shall be no limit on the number of such annual option grants and Restricted Stock Awards any one Eligible Director may receive over his or her period of Board Service.

2. Each individual who is first elected or appointed as an Eligible Director at any time on or after the 2007 Annual Meeting of Stockholders, other than at an annual meeting of stockholders, shall, on the date he or she commences Service as an Eligible Director, automatically be issued 5,000 shares of Restricted Stock and granted a Non-Statutory Option to purchase 7,500 shares of Common Stock.

3. Each such issuance of Restricted Stock pursuant to the Director Automatic Grant Program shall be evidenced by a Restricted Stock Agreement that complies with the terms specified below. Participants shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Agreement until the Participant has executed and delivered to the Corporation the applicable Restricted Stock Agreement.

B.  OPTION EXERCISE PRICE

1. The exercise price per share for each option granted under this Article Five shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C.  OPTION TERM.  Each option shall have a term of seven (7) years measured from the option grant date.

D.  EXERCISE AND VESTING OF OPTIONS.  Each option shall be immediately exercisable and fully vested as of the grant date for any or all of the option shares.

E.  TRANSFERABILITY OF OPTIONS.  Each option granted under the Director Automatic Grant Program may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for Optionee and/or one or more such Family Members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Five, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

F.  TERMINATION OF BOARD SERVICE.  The following provisions shall govern the exercise of any outstanding options under the Director Automatic Grant Program held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i) Subject to (ii) below, the Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

(ii) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

G.  VESTING OF RESTRICTED STOCK.  Each Restricted Stock Award under the Director Automatic Grant Program shall vest in a series of three successive annual installments over the three-year period measured from the grant date of such Award.

1. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.1 shall be as follows:

(i) 1,666 shares of Restricted Stock shall vest on the earlier of (i) the first anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the first annual meeting of stockholders following the grant date of such Award;

(ii) 1,666 shares of Restricted Stock shall vest on the earlier of (i) the second anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the second annual meeting of stockholders following the grant date of such Award; and

(iii) 1,667 shares of Restricted Stock shall vest on the earlier of (i) the third anniversary of the grant date of such Award or (ii) the day immediately preceding the date of the third annual meeting of stockholders following the grant date of such Award.

2. The annual vesting dates for Restricted Stock Awards pursuant to Section 5.1.A.2 shall be as follows:

(i) 1,666 shares of Restricted Stock shall vest on the first anniversary of the grant date of such Award;

(ii) 1,666 shares of Restricted Stock shall vest on the second anniversary of the grant date of such Award; and

(iii) 1,667 shares of Restricted Stock shall vest on the third anniversary of the grant date of such Award.

The Board member shall not vest in any additional shares of Restricted Stock following his or her cessation of Service as a Board member; provided, however, that each Restricted Stock Award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board Service by reason of death or Permanent Disability. Upon the cessation of Service of any Board member while holding one or more unvested shares of Restricted Stock issued under the Director Automatic Grant Program, those unvested shares of Restricted Stock shall be immediately surrendered to the Corporation for cancellation, and the Board member shall have no further stockholder rights with respect to those shares.

3. Unvested shares of Restricted Stock may be issued in book entry or certificate form and shall remain in the possession or control of the Corporation until such shares have vested, and all other conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable Withholding Tax), in accordance with the terms of the Restricted Stock Agreement. If issued in certificate form, such certificates shall include restrictive legends. A stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated will be required.

H.  TRANSFERABILITY OF RESTRICTED STOCK.  Unvested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or the laws of inheritance following the Participant’s death. Upon vesting, and after all other conditions and restrictions applicable to such shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable Withholding Tax) pursuant to the applicable Restricted Stock Agreement, such shares of Restricted Stock shall become freely transferable (subject to any restrictions under applicable securities laws) by Participant.

5.2.  CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Corporate Transaction while the Eligible Director remains a Board member, the following provisions shall apply:

(i) Immediately following the consummation of the Corporate Transaction, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Corporate Transaction.

(ii) The shares of Restricted Stock subject to any outstanding Restricted Stock Award made to such Eligible Director under the Director Automatic Grant Program which remain unvested at the time of such Corporate Transaction shall, immediately prior to the effective date of the Corporate Transaction, automatically vest in full.

B. In the event of a Change in Control while the Eligible Director remains a Board member, the following provisions shall apply:

(i) Each automatic option grant to such Eligible Director under the Director Automatic Grant Program shall remain exercisable for such option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.

(ii) The shares of Restricted Stock subject to any outstanding Restricted Stock Award made to such Eligible Director under the Director Automatic Grant Program which remain unvested at the time of such Change in Control shall, immediately prior to the effective date of the Change in Control, automatically vest in full.

C. Upon the occurrence of a Hostile Take-Over while the Eligible Director remains a Board member, the Eligible Director shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding option grants under the Director Automatic Grant Program. The Eligible Director shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Eligible Director is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

D. Each option which is assumed in connection with a Corporate Transaction or otherwise continued in full force or effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Eligible Director in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same and (ii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Director Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The existence of any Awards under the Director Automatic Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.3.  REMAINING TERMS

A. The remaining terms of each option granted under the Director Automatic Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

B. The remaining terms of each Restricted Stock Award under the Director Automatic Grant Program shall be the same as the terms in effect for Restricted Stock Awards under the Restricted Stock Program.

ARTICLE SIX

MISCELLANEOUS

6.1.  TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan (other than Awards made under the Director Automatic Grant Program) with the right to use either or both of the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards:

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of those Awards, a portion of those shares with an aggregate Fair Market Value equal to the amount of the minimum Withholding Taxes required to be withheld by law (using the minimum statutory withholding rates).

Stock Delivery:  The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more shares of Common Stock previously acquired by such Optionee or Participant (other than in connection with the option issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the amount of the minimum Withholding Taxes required to be withheld by law (using the minimum statutory withholding rates). The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

6.2.  EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan became effective on the Plan Effective Date. Awards may be granted under the Discretionary Option Grant Program, the Restricted Stock Program, the Restricted Stock Unit Program and the Director Automatic Grant Program.

B. The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans after the Plan Effective Date. All options outstanding under the Predecessor Plans on the Plan Effective Date were incorporated into the Plan at that time and shall be treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

C. One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Corporate Transactions, Change in Control and Hostile Take-Over may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plans which do not otherwise contain such provisions.

D. The Plan was amended and restated by the Board on February 16, 2007 (the “2007 Restatement”), subject to stockholder approval at the 2007 Annual Meeting of Stockholders, to (i) increase the number of shares of Common Stock reserved for issuance under the Plan; (ii) authorize the Restricted Stock and Restricted Stock Unit Programs; (iii) designate a series of performance criteria that may be utilized in the future as a condition to the vesting of one or more restricted stock and restricted stock unit awards under the Plan to qualify the compensation attributable to those awards as performance-based compensation for Code Section 162(m) purposes; (iv) eliminate the Salary Investment Option Grant and Director Fee Option Grant Programs currently authorized under the Plan; (v) eliminate the financing provisions previously available under the Plan; (vi) restructure the Director Automatic Grant Program in effect for new and continuing Eligible Directors to reduce the number of shares of Common Stock subject to automatic stock option grants and add restricted stock awards to be made to each new and continuing Eligible Director; and (vii) effect various technical and clarifying revisions to facilitate Plan administration. Such revisions shall not become effective unless the stockholders approve the 2007 Restatement at the 2007 Annual

Meeting of Stockholders. Should the Corporation’s stockholders not approve the 2007 Restatement at the 2007 Annual Meeting of Stockholders, then none of the changes and revisions effected to the Plan by the 2007 Restatement shall become effective. The Plan will, however, continue in effect as it existed immediately prior to February 16, 2007, and Awards will continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to Awards made under the Plan. In addition, the Automatic Option Grant Program will continue in effect in accordance with the provisions of that program as they existed immediately prior to February 16, 2007.

E. The Plan shall terminate upon the earliest to occur of (i) March 31, 2010, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully- vested shares or (iii) the termination of all outstanding Awards in connection with a Corporate Transaction. Should the Plan terminate on March 31, 2010, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.

6.3.  AMENDMENT OF THE PLAN.

Except as provided below, the Board shall have complete and exclusive power and authority to amend, modify, suspend or terminate the Plan in any or all respects. However, no such amendment, modification, suspension or termination shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification or, unless approved by the stockholders, permit the Plan Administrator to reset the exercise price of outstanding options or grant new Awards in exchange for the cancellation of outstanding options with a higher exercise price. In addition, stockholder approval will be required for any amendment to the Plan that would (i) materially increase the benefits accruing to the Optionees and Participants under the Plan or materially reduce the price at which shares of Common Stock may be issued or purchased under the Plan, (ii) materially increase the aggregate number of securities that may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, (iv) materially extend the term of the Plan or (v) expand the type of awards available for issuance under the Plan, then to the extent required by applicable law, or deemed necessary or advisable by the Plan Administrator or the Board of Directors, such amendment shall be subject to stockholder approval.

6.4.  USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

6.5.  REGULATORY APPROVALS

A. The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or over-the-counter market, if applicable) on which Common Stock is then listed for trading.

6.6.  NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, Restricted Stock or Restricted Stock Unit award.

B.  Board shall mean the Corporation’s Board of Directors.

C.  Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D.  Code shall mean the Internal Revenue Code of 1986, as amended.

E.  Common Stock shall mean the Corporation’s common stock.

F.  Corporate Transaction shall mean either of the following stockholder- approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

G.  Corporation shall mean Quiksilver, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quiksilver, Inc. which shall by appropriate action adopt the Plan.

H.  Director Automatic Grant Program shall mean the director automatic grant program in effect under Article Five of the Plan for the Eligible Directors.

I.  Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

J.  Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary) and who is accordingly eligible to participate in the Director Automatic Grant Program in accordance with the eligibility provisions of Articles One and Five.

K.  Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L.  Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

M.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time listed on any established stock exchange or over-the-counter market, then the Fair Market Value shall be the closing selling price per share of Common Stock (or closing bid, if no sales were reported) as quoted on such exchange or market, determined by the Plan Administrator to be the primary market for the Common Stock, at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable. If there is no closing selling price (or closing bid, if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time not listed on any established stock exchange or over-the-counter market, the Fair Market Value shall be determined by the Board in good faith.

N.  Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

O.  Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

P.  Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

Q.  Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than twenty percent (20%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

R.  Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

S.  1934 Act shall mean the Securities Exchange Act of 1934, as amended.

T.  Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

U.  Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant or Director Automatic Grant Program.

V.  Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W.  Participant shall mean any person who is issued shares of Restricted Stock under the Restricted Stock Program or under the Director Automatic Grant Program, and any person who is issued Restricted Stock Units under the Restricted Stock Unit Program.

X.  Permanent Disability Or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Director Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Y.  Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended and restated and set forth in this document.

Z.  Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

AA.  Plan Effective Date shall mean March 31, 2000.

BB.  Predecessor Plans shall mean the Corporation’s (i) 1996 Stock Option Plan, (ii) the 1998 Nonemployee Directors’ Stock Option Plan, (iii) the 1995 Nonemployee Directors’ Stock Option Plan and (iv) the 1992 Nonemployee Directors’ Stock Option Plan, as each of those plans was in effect immediately prior to the Plan Effective Date hereunder.

CC.  Primary Committee shall mean the committee of two (2) or more Eligible Directors appointed by the Board to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to Section 16 Insiders.

DD.  Restricted Stock shall mean shares of Common Stock issued to a Participant pursuant to the Restricted Stock or Director Automatic Grant Program, subject to such restrictions and conditions as are established pursuant to such Restricted Stock or Director Automatic Grant Program.

EE.  Restricted Stock Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of grant of Restricted Stock under the Restricted Stock or Automatic Director Grant Programs.

FF.  Restricted Stock Program shall mean the discretionary Restricted Stock program under Article Three of the Plan.

GG.  Restricted Stock Unit shall mean the right to receive one share of Common Stock issued pursuant to the Restricted Stock Unit Program, subject to such restrictions and conditions as are established pursuant to the Restricted Stock Unit Program.

HH.  Restricted Stock Unit Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of grant of Restricted Stock Units under the Restricted Stock Unit Program.

II.  Restricted Stock Unit Program shall mean the discretionary Restricted Stock Unit program under Article Four of the Plan.

JJ.  Secondary Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to eligible persons other than Section 16 Insiders.

KK.  Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

LL.  Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary; or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.

MM.  Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

NN.  Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over through the acquisition of Common Stock. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

OO.  10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

PP.  Withholding Taxes shall mean the federal, state and local income and employment withholding taxes to which the Optionee or Participant may become subject in connection with the issuance, exercise or vesting of an Award made to him or her under the Plan.

APPENDIX C

QUIKSILVER, INC.

EMPLOYEE STOCK PURCHASE PLAN1

(As amended and restated March 16, 2007)

1.  PURPOSE OF THE PLAN

This amended and restated Employee Stock Purchase Plan is intended to promote the interests of Quiksilver, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

2.  ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

3.  STOCK SUBJECT TO PLAN

A.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 1,700,000 shares. Such share reserve consists of (i) 800,000 shares approved by the Corporation’s stockholders in connection with the initial adoption of the Plan and (ii) an increase of 900,000 shares approved by the Corporation’s stockholders on March 16, 2007.

B.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable by all Participants in the aggregate on any one Purchase Date, and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

4.  PURCHASE PERIODS

Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Purchase Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

5.  ELIGIBILITY

A.  Each individual who is an Eligible Employee on the start date of any Purchase Period under the Plan may enter that Purchase Period on such start date.

B.  To participate in the Plan for a particular Purchase Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) in advance of that Purchase Period and in accordance with such terms and conditions as the Plan Administrator may impose.

1 All share amounts in this document have been revised to reflect a 2 for 1 stock split effected through a stock dividend on April 30, 2003 and a 2 for 1 stock split effected through a stock dividend on April 27, 2005.

6.  PAYROLL DEDUCTIONS

A.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during a Purchase Period may be any multiple of one percent (1%) of the Base Salary paid to the Participant during the Purchase Period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the Purchase Period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Period.

(ii) The Participant may, prior to the commencement of any new Purchase Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective on the start date of the first Purchase Period following the filing of such form.

B.  Payroll deductions shall begin on the first pay day administratively feasible following the beginning of the Purchase Period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that Purchase Period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.  Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D.  The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date.

7.  PURCHASE RIGHTS

A.  GRANT OF PURCHASE RIGHT.  A Participant shall be granted a separate purchase right for each Purchase Period in which he or she participates. The purchase right shall be granted on the first business day of the Purchase Period and shall provide the Participant with the right to purchase shares of Common Stock upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.  EXERCISE OF THE PURCHASE RIGHT.  Each purchase right shall be automatically exercised on each successive Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Period ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.  PURCHASE PRICE.  The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the first business day of the Purchase Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.  NUMBER OF PURCHASABLE SHARES.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 4,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in the aggregate by all Participants on any one Purchase Date shall not exceed 400,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Purchase Period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in the aggregate by all Participants on each Purchase Date.

E.  EXCESS PAYROLL DEDUCTIONS.  Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in the aggregate on the Purchase Date shall be promptly refunded.

F.  TERMINATION OF PURCHASE RIGHT.  The following provisions shall govern the termination of outstanding purchase rights:

(A) A Participant may, at any time prior to the next scheduled Purchase Date, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(B) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Purchase Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms).

(C) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Period or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Corporation is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period will be treated as anew Employee for purposes of subsequent participation in the Plan and must accordingly re- enroll in the Plan (by making a timely filing of the prescribed enrollment forms).

G.  CHANGE IN CONTROL.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Period in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the first business day of the Purchase Period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in the aggregate by all participants.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

H.  PRORATION OF PURCHASE RIGHTS.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.  ASSIGNABILITY.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.  STOCKHOLDER RIGHTS.  A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

8.  ACCRUAL LIMITATIONS

A.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.  For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue on each successive Purchase Date on which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded.

D.  In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

9.  EFFECTIVE DATE AND TERM OF THE PLAN

A.  The Plan was adopted by the Board on February 15, 2000 and shall become effective at the Effective Time, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial Purchase Period hereunder shall be refunded.

B.  Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in December 2009, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

10.  AMENDMENT OF THE PLAN

A.  The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Period. In addition, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the Corporation’s recognition of compensation expense in the absence of such amendment or termination.

B.  In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

11.  GENERAL PROVISIONS

A.  All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.  Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.  The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more Purchase Periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any and all contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. Base Salary shall NOT include (i) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive- type payments received during the period of participation in the Plan and (ii) any contributions made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from Base Salary).

B.  BOARD shall mean the Corporation’s Board of Directors.

C.  CHANGE IN CONTROL shall mean a change in ownership of the Corporation pursuant to any of the following transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by an person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

D.  CODE shall mean the Internal Revenue Code of 1986, as amended.

E.  COMMON STOCK shall mean the Corporation’s common stock.

F.  CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.  CORPORATION shall mean Quiksilver, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Quiksilver, Inc. which shall by appropriate action adopt the Plan.

H.  EFFECTIVE TIME shall mean July 1, 2000. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

I.  ELIGIBLE EMPLOYEE shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J.  FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K.  1933 ACT shall mean the Securities Act of 1933, as amended.

L.  PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

M.  PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.

N.  PLAN shall mean the Corporation’s amended and restated Employee Stock Purchase Plan, as set forth in this document.

O.  PLAN ADMINISTRATOR shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

P.  PURCHASE DATE shall mean the last business day of each Purchase Period. The initial Purchase Date shall be December 29, 2000.

Q.  PURCHASE PERIOD shall mean each successive approximate six (6)-month period, beginning on the first business day in each of July and January and ending on the last business day in each of June and December of each year, at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

R.  STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of the Effective Time

QUIKSILVER, INC.
15202 GRAHAM STREET
HUNTINGTON BEACH, CA 92649
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert B. McKnight, Jr. and Charles S. Exon as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Quiksilver, Inc. held of record by the undersigned on January 31, 2007, at the Annual Meeting of Stockholders to be held on March 16, 2007 and at any adjournment or postponement thereof.

1.	Election of Directors:	☐	FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY
			(except as indicated to the contrary below)		for all nominees listed below
Douglas K. Ammerman, William M. Barnum, Jr., Laurent Boix-Vives, Charles E. Crowe, Charles S. Exon, Michael H. Gray, Timothy M. Harmon, Bernard Mariette, Robert B. McKnight, Jr., Heidi J. Ueberroth
INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name in the space provided below:

2.	Approval of the amendment of the Company’s Employee Stock Purchase Plan as described in the accompanying proxy statement.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approval of the amendment and restatement of the Company’s 2000 Stock Incentive Plan as described in the accompanying proxy statement.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
(Continued on reverse side)

(Continued from other side)
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2
AND 3.
     All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.
Date:                                         , 2007

Signature

Signature
     Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.